11
WCSR 7039751v16
Execution Version

WCSR 7039751v16
LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT
BY AND AMONG
OMNIMETRIX, LLC,
THE MEMBERS LISTED ON
THE SIGNATURE PAGES HERETO,
AND
XYZ HOLDINGS, INC.
February 15, 2012

i
WCSR 7039751v16
TABLE OF CONTENTS

Article I - DEFINITIONS	1

Article II - PURCHASE AND SALE OF THE PURCHASED INTERESTS	11
2.1    Purchase and Sale.    11
2.2    The Closing Date.    11
2.3    The Closing.    12
2.4    Determination of Purchase Price; Post-Closing Adjustment.    12
2.5    Allocation of Purchase Price.    14

Article III - CONDITIONS TO CLOSING	14
3.1    Conditions to the Buyer's Obligations.    14
3.2    Conditions to the Company's and Sellers' Obligations.    17

Article IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY	18
4.1    Organization and Corporate Power.    18
4.2    Authorization of Transactions.    18
4.3    Capitalization.    18
4.4    Subsidiaries; Investments.    18
4.5    Absence of Conflicts.    19
4.6    Financial Statements.    19

4.7    Absence of Undisclosed Liabilities.    20
4.8    Absence of Certain Developments.    21
4.9    Title to Properties.    22
4.10    Taxes.    23
4.11    Contracts and Commitments.    25
4.12    Proprietary Rights.    26
4.13    Brokerage.    28
4.14    Governmental Licenses and Permits.    28
4.15    Employees.    28
4.16    Employee Benefit Plans.    29
4.17    Insurance.    31
4.18    Officers and Directors; Bank Accounts.    31
4.19    Affiliate Transactions.    31
4.20    Environmental Matters.    31
4.21    Safety Matters.    32
4.22    Books and Records.    32
4.23    Product Warranties.    32
4.24    Customer and Suppliers.    32
4.25    Certain Business Practices.    33
4.26    Export/Import Regulations.    33
4.27    Disclosure.    33

Article V - REPRESENTATIONS AND WARRANTIES OF THE SELLERS	34
5.1    Authorization.    34
5.2    No Conflicts.    34
5.3    Title to Purchased Interests.    34
5.4    Litigation.    34
5.5    Brokerage.    34
5.6    Interest in Competing Business.    35
5.7    Express Disclaimer of Other Representations and Warranties.    35

Article VI - REPRESENTATIONS AND WARRANTIES OF THE BUYER	35
6.1    Organization and Power.    35
6.2    Authorization.    35
6.3    No Violation.    35
6.4    Investment Intent; Investment Representations.    35
6.5    Litigation.    36
6.6    Brokerage.    36
6.7    Consents.    36
6.8    Adequate Funds.    36
6.9    Actual Awareness  of Breach.     36

Article VII - COVENANTS OF THE PARTIES	37
7.1    Interim Operations of the Company.    37
7.2    Due Diligence; Reasonable Access.    38
7.3    Commercially Reasonable Efforts.    38
7.4    Updates to the Disclosure Schedules.    38
7.5    Interim Financial Statements.    39
7.6    Exclusivity.    39

7.7    Restriction on Distributions.    39
7.8    Certain Tax Matters.    39
7.9    Management Incentive Compensation Plan.    43
7.10    Additional Capital.    43
7.11    Post-Closing Notifications.    43
7.12    Restrictive Covenants.    43

Article VIII - SURVIVAL, INDEMNIFICATION AND RELATED MATTERS	45
8.1    Survival.    45
8.2    Indemnification.    46
8.3    Release.    50

Article IX - TERMINATION	51
9.1    Termination.    51
9.2    Effect of Termination.    52

Article X - ADDITIONAL AGREEMENTS	52
10.1    Press Releases and Announcements.    52
10.2    Further Assurances.    53
10.3    Expenses.    53
10.4    Sellers' Representative.    53

Article XI - MISCELLANEOUS	54
11.1    Amendment.    54
11.2    Waiver.    54
11.3    Notices.    54
11.4    Binding Agreement; Assignment.    54
11.5    Severability.    55
11.6    No Strict Construction.    55
11.7    Captions.    55
11.8    Entire Agreement.    55
11.9    Counterparts.    55
11.10    Governing Law; Venue.    55
11.11    Parties in Interest.    56
11.12    Exhibits and Schedules.    56
11.13    Certain Interpretive Matters and Definitions.    56
11.14    Time is of the Essence.    57
11.15    Parent Guaranty.    57

LIST OF EXHIBITS
Exhibit A        Purchased Interests; Pro Rata Percentages
Exhibit B        Escrow Agreement
Exhibit C        Existing Debt Payoff Amount

LIST OF SCHEDULES

Schedule 3.1(e)    Third Party Consents
Schedule 3.1(i)    Indebtedness

Schedule 4.1        Qualifications
Schedule 4.3        Capitalization
Schedule 4.4        Subsidiaries; Investments
Schedule 4.5        Absence of Conflicts
Schedule 4.6(a)    Latest Balance Sheet
Schedule 4.6(b)    Inventory
Schedule 4.6(c)    Accounts Receivable
Schedule 4.6(d)    Indebtedness
Schedule 4.6(e)    Sellers' Transaction Expenses
Schedule 4.7        Undisclosed Liabilities
Schedule 4.8        Developments
Schedule 4.8(g)    Capital Expenses
Schedule 4.9(b)    Leased Premises
Schedule 4.9(c)    Liens
Schedule 4.9(d)    Assets
Schedule 4.10         Taxes
Schedule 4.11        Contracts
Schedule 4.12        Proprietary Rights
Schedule 4.14(a)    Governmental Licenses
Schedule 4.14(b)     Governmental Permits
Schedule 4.15        Employees
Schedule 4.16        Employee Benefit Plans
Schedule 4.17         Insurance
Schedule 4.18         Officers and Directors; Bank Accounts
Schedule 4.19        Affiliate Transactions
Schedule 4.20        Environmental Matters
Schedule 4.21        Safety Matters
Schedule 4.23        Product Warranties
Schedule 4.24        Customers and Suppliers
Schedule 11.3        NoticesWCSR 7039751v16

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT
This Limited Liability Company Interest Purchase Agreement (this “Agreement”) is made as of February 15, 2012 (the “Effective Date”), by and among OmniMetrix, LLC, a Georgia limited liability company (the “Company”), each of the members of the Company that are listed on the signature pages hereto (each a “Seller” and collectively, the “Sellers”), XYZ Holdings, Inc., a Georgia corporation (the “Buyer”), and solely for purposes of Section 11.15, Acorn Energy, Inc., a Delaware corporation (“Parent”). The Company, the Sellers, and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
STATEMENT OF PURPOSE
A.    The Sellers collectively own, beneficially and of record, one hundred percent (100%) of the issued and outstanding limited liability company interests of the Company (the “Purchased Interests”).
B.    The Sellers desire to sell and transfer to the Buyer, and the Buyer desires to purchase and accept from the Sellers, all the Purchased Interests, on the terms and conditions more specifically described herein.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
Article I - DEFINITIONS

“Accounts Receivable” has the meaning set forth in Section 4.6(c).
“Adjusted Purchase Price” has the meaning set forth in Section 2.4(d)(ii).
“Affiliate” means and includes, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).
“Allocation” has the meaning set forth in Section 2.5.
“Ancillary Agreements” means the Escrow Agreement, the Employment Agreements and any other agreements required to be delivered by the Parties in connection with the consummation of the Transaction.
“Buyer” has the meaning set forth in the introductory paragraph hereof.
“Buyer Indemnitees” has the meaning set forth in Section 8.2(a)(i).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.
“Claim” means any claim, demand, action or cause of action for payment or performance of any debt, account, covenant, contract, promise, loss, reimbursement, compensation, liability or expense.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Cash Payment” means a cash amount equal to the Purchase Price, decreased on a dollar-for-dollar basis by the Escrow Amount.
“COBRA” has the meaning set forth in Section 4.16(g).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the introductory paragraph hereof.
“Company's Business” means the business of designing, manufacturing, marketing and selling (i) wireless remote systems that monitor standby power generation, backup power generators, remote powered equipment, cellular towers, emergency towered communications and remote tower sites, (ii) wireless remote systems that monitor landfill gas, and (iii) cathodic protection products to monitor pipeline integrity.
“Confidentiality Agreement” has the meaning set forth in Section 7.2.
“Confidential Information” has the meaning set forth in Section 7.12(c).
“Contracts” means all written or oral contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto), to which the Company is a party that are in effect on the date of this Agreement or the Closing Date.
“Decrease Amount” has the meaning set forth in Section 2.4(d)(iii).
“Designated Representations” has the meaning set forth in Section 8.1.
“Dispute Period” means the period ending sixty (60) days following receipt by an Indemnifying Party of a notice from an Indemnified Party pursuant to Section 8.2(c).
“Effective Date” has the meaning set forth in the introductory paragraph hereof.
“Effective Time” means 11:59 p.m. on the Closing Date.
“Employment Agreements” has the meaning set forth in Section 3.1(j).
“Environmental Liabilities” means any obligations or liabilities (including any notices, Claims or other assertions of obligations or liabilities) that are (a) related to environmental issues (including on-site or off-site contamination by Pollutants of surface or subsurface soil or water), and (b) based upon or related to any provision of past or present Environmental Requirements. The term “Environmental Liabilities” includes (without limitation): (A) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including reasonable attorneys' and consultants' fees actually incurred), expenses and disbursements; (B) defense and other responses to any administrative or judicial Proceeding (including notices, Claims, Orders and other assertions of liability); and (C) financial responsibility for (i) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and natural resource damages, and (ii) any other compliance or remedial measures.
“Environmental Requirements” means all Legal Requirements concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Pollutants, as such of the foregoing are enacted or in effect, on or prior to the Closing Date.
“ERISA” has the meaning set forth in Section 4.16(a).
“Escrow Agent” means JPMorgan Chase.
“Escrow Agreement” has the meaning set forth in Section 2.1(b).
“Escrow Amount” means $850,000.
“Existing Debt Payoff Amount” means the amount necessary to fully discharge the Indebtedness of the Company outstanding as of the Effective Time, including any fees and expenses due in connection with such discharge. The Existing Debt Payoff Amount as of the Effective Time is set forth on Exhibit C.

“Export Control Laws” has the meaning set forth in Section 4.26(a).
“Final Balance Sheet” has the meaning set forth in Section 2.4(b).
“Financial Statements” has the meaning set forth in Section 4.6(a).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governing Documents” means, with respect to any particular Person, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person or relating to the rights, duties and obligations of the equity holders of such Person; and (g) any amendment or supplement to any of the foregoing.
“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government and any official of any of the foregoing.
“Import Control Laws” has the meaning set forth in Section 4.26(b).
“Improvements” means any improvements, fixtures and appurtenances located on the Leased Premises.
“Indebtedness” means, with respect to the Company, (i) any indebtedness, notes, bonds, debentures or other obligations for borrowed money, whether short term or long term, secured or unsecured (other than trade accounts payable incurred in the ordinary course of business), (ii) any capital lease indebtedness or other indebtedness arising out of conditional sales contracts and other similar title retention instruments, (iii) all indebtedness for the deferred purchase price of property or services, (iv) all obligations pursuant to or evidenced by hedging, swap, factoring, interest rate, currency or commodity derivatives arrangements, contracts or other similar instruments, (v) any reimbursement or other obligations with respect to letters of credit (other than stand-by letters of credit), bank guarantees or similar instruments issued for the account of the Company, (vi) all principal, interest, fees, premiums, and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (v), and (vii) all items referred to in the foregoing clauses (i) through (vi) of any Person other than the Company that is directly or indirectly guaranteed by or is otherwise the liability of the Company.
“Indemnified Party” has the meaning set forth in Section 8.2(c)(i).
“Indemnifying Party” has the meaning set forth in Section 8.2(c)(i).
“Indemnity Amount” has the meaning set forth in Section 8.2(a)(ii)(A).
“Independent Accounting Firm” means Habif, Arogeti & Wynne, LLP.
“Insurance Costs” has the meaning set forth in Section 8.2(d)(ii).

“Insurance Proceeds” has the meaning set forth in Section 8.2(d)(ii).
“Inventory” means the inventories of every kind and nature and wheresoever situated of the Company, including raw materials, work-in-process and finished goods and related miscellaneous items of or pertaining to the Company's Business.
“IRS” has the meaning set forth in Section 4.16(b).
“Jarrett Royalty Agreement” means that certain Royalty Agreement, effective as of September 29, 2008, by and between the Company and Harold M. Jarrett.
“Jarrett Royalty Amount” means the aggregate amount of accrued and unpaid royalties and other amounts due to Harold M. Jarrett pursuant to the Jarrett Royalty Agreement as of the Effective Time.
“Key Employees” means each of the following members of the management team of the Company: Harold M. Jarrett, Deena P. Redding, Bob Clawges, Chuck Miller and Stephanie Broquist.
“Knowledge” means, with respect to an individual, that such individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. As applied to the Company in this Agreement, “Knowledge” means any of the Key Employees or Sellers is actually aware of a particular fact or other matter, and further if Harold Jarrett or Deena Redding should have known after making reasonable inquiry with respect to the particular matter in question. As applied to the Buyer in this Agreement, “Knowledge” means that John A. Moore, Michael Barth or Joe B. Cogdell, Jr. is actually aware of a particular fact or other matter after making reasonable inquiry with respect to the particular matter in question.
“Latest Balance Sheet” has the meaning set forth in Section 4.6(a).
“Latest Financial Statements” has the meaning set forth in Section 4.6(a).
“Leases” has the meaning set forth in Section 4.9(b).
“Leased Premises” has the meaning set forth in Section 4.9(b).
“Legal Requirement” means and includes any federal, state, provincial, local, municipal, foreign, international, multinational or judicial Order, constitution, law, ordinance, regulation, rule or principle of common law, regulation, statute, or treaty, as the same are in effect or enacted on or prior to the Closing Date.
“Licenses” has the meaning set forth in Section 4.14(a).
“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, restrictions on transfer, voting trust arrangement, proxy or other similar arrangement or interest in real or personal property.
“Loss” has the meaning set forth in Section 8.2(a)(i).
“Management” means generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Requirements (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, such Environmental Requirements).
“Material Adverse Change” means, with respect to any Person, a change that is materially adverse to the business, operating results, contracts, financial condition or operations of such Person, including as a result of any materially adverse change to the assets, customer and supplier relations or employee and sales representative relations of such Person, other than any such change that relates to or results from (a) any change in the general economic, political, financial, market or other conditions generally affecting the U.S. or any foreign economy as a whole or the industry in which the Company's Business operates, (b) any seasonal fluctuations in the industry in which the Company's Business operates (provided that the exceptions contained in clauses (a) and (b) will not apply to the extent such changes have a disproportionate effect on the Company when compared to other companies operating in the industry), (c) any force majeure circumstances or acts of God such as fire, earthquake, hurricane, flood, tsunami, etc., or (d) any acts of war, insurrection, sabotage or terrorism, national emergency or strike.
“Material Contracts” has the meaning set forth in Section 4.11(b).
“Net Insurance Proceeds” has the meaning set forth in Section 8.2(d)(ii).
“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision, award or assessment of a Governmental Authority or arbitrator.
“Open Source Software” means any open source software, including any computer program or modification, correction, derivative work, or release thereof, governed by the terms and conditions of a license compliant with the Open Source Initiative (OSI, http://www.opensource.org/docs/definition.php) and/or Free Software Foundation (FSF) principles (including free source software, freeware, or any other software copied, downloaded, licensed, or otherwise obtained pursuant to terms, notices, or other commitments or understandings) that would require the Company to disclose, license, distribute or otherwise make available any Proprietary Software, without material consideration, or the source code, whether with or without consideration, of any Proprietary Software to any third party.
“Other Property” means any real property that was, at or prior to the Closing Date, sold, owned, operated, leased, managed or controlled by the Company.
“Parent” has the meaning set forth in the introductory paragraph hereof.
“Parties” has the meaning set forth in the introductory paragraph hereof.
“PBGC” has the meaning set forth in Section 4.16(e).
“Pension Plan” has the meaning set forth in Section 4.16(c).
“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar liens incurred in the ordinary course of business for sums not yet due or, if due, the payment of which is being contested in good faith and for which appropriates reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property that are not violated by the current use or occupancy of such real property or the operation of the business of the Company as currently conducted thereon; (d) easements, covenants, conditions, restrictions and other similar matters affecting real property which do not or would not materially impair the use or occupancy of such real property in the operation of the Company's Business as currently conducted thereon; (e) Liens to secure the performance of bids, leases, customs, tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return-of-money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credits to financing the purchase price of property) that are set forth on Schedule 4.9(c) attached hereto; and (f) Liens arising from UCC financing statement filings regarding operating leases, consignments or Leased Premises described on Schedule 4.9(b).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).
“Plan” has the meaning set forth in Section 4.16(a).
“Pollutant” includes any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended; and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), toxic chemical, dioxins, dibenzofurans, contaminant, heavy metals (to the extent they do not occur naturally), radon gas, mold, mold spores and mycotoxins and radiation; and including any other substance or material that is reasonably determined to present a threat, hazard or risk to human health or the environment and is regulated by or under an Environmental Requirement.
“Post-Signing Changes” has the meaning set forth in Section 7.4.
“Pre-Closing Tax Period” has the meaning set forth in Section 7.8(a).
“Proceeding” means any action, arbitration, audit, demand, examination, hearing, Claim, complaint, charge, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Proprietary Rights” means all worldwide rights, title, and interests in and to the following items: patents (including utility model patents, innovation patents, and statutory invention registrations), patent applications (including provisional patent applications), invention disclosures, discoveries, and inventions and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof; trademarks, service marks, trademark and service mark applications (including intent-to-use applications), logos, trade dress, trade names, brand names, corporate names, and Internet domain names, Internet protocol addresses, Internet accounts and names (including social networking and social media names), cellular texting short codes, vanity phone numbers, together with all goodwill associated therewith; copyrights and copyrightable works (including published and unpublished works of authorship, including literary works, audiovisual works, collective works, compilations, sound recordings, computer software, databases, manuals, user guides, specifications, training materials, websites, and web pages); and all registrations, applications, extensions, derivations and derivatives, and renewals for any of the foregoing; trade secrets, know-how, and confidential information; computer software and software systems (including source code, object code, other code variants, libraries, data, databases, and related documentation); and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.12.

“Proprietary Software” means software developed by or for the Company or for which the Company owns or holds an exclusive license to the copyright or patent rights embodied by such software, in each case whether or not such copyright or patent rights are registered or perfected.
“Pro Rata Percentage” means, with respect to each Seller, the percentage of the Purchase Price to be paid to such Seller in accordance with Exhibit A.
“Purchased Interests” has the meaning set forth in the Statement of Purpose.
“Purchase Price” means an amount equal to $8,500,000, increased or decreased on a dollar-for-dollar basis for the cumulative adjustments required by the following:
(i)The Purchase Price shall be decreased by the Existing Debt Payoff Amount;
(ii)The Purchase Price shall be decreased by the Working Capital Deficit but only to the extent that the Working Capital Deficit exceeds $50,000;
(iii)The Purchase Price shall be decreased by the amount of any accrued but unpaid Taxes reserved by the Company as of the Effective Time;
(iv)The Purchase Price shall be decreased by the aggregate fair market value of any property (other than cash or cash equivalents) distributed by the Company to the Sellers since October 1, 2011;
(v)The Purchase Price shall be decreased by the Sellers' Transaction Expenses payable by the Company, including professional fees associated with the Transaction (to the extent unpaid as of the Effective Time); and
(vi)The Purchase Price shall be decreased by the Jarrett Royalty Amount.
“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder.
“Regulation” means Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes, as amended.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment of any Pollutant (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant).
“Released Parties” has the meaning set forth in Section 8.3(a).
“Released Seller Party Claims” has the meaning set forth in Section 8.3(a).
“Removal,” “Remedial” and “Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Requirements, and whether the activities are (a) those that might be taken by a Governmental Authority or (b) those that a Governmental Authority or any other person might seek to be taken by a third party who is or has been engaged in the Management of Pollutants.
“Representative” means, with respect to a particular Person, any director, officer, manager, member, partner, stockholder, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Restricted Territory” means (a) an area encompassing the international markets of North America, South America, Europe, Asia, Africa and Australia, (b) in the event that all of the preceding subsection (a) shall be determined by judicial action to be unenforceable, an area encompassing any country in which the

Company's Business has been engaged or has been proposed to be engaged by the Company at any time within two years prior to the Closing Date, (c) in the event that all of the preceding subsection (b) shall be determined by judicial action to be unenforceable, an area encompassing the United States of America, Mexico and Canada, and (d) in the event that all of the preceding subsection (c) shall be determined by judicial action to be unenforceable, an area encompassing the following states of the United States of America: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming.
“Safety Requirements” means all Legal Requirements concerning public health and safety, product safety, product liability, worker health and safety, including the Occupational Safety and Health Act, as enacted or in effect, on or prior to the Closing Date.
“Seller Indemnitees” has the meaning set forth in Section 8.2(b).
“Seller Related Parties” has the meaning set forth in Section 8.3(a).
“Sellers” has the meaning set forth in the introductory paragraph hereof.
“Sellers' Representative” has the meaning set forth in Section 10.4.
“Sellers' Transaction Expenses” means all costs and expenses incurred by or on behalf of the Company and the Sellers in connection with the preparation, execution and performance of this Agreement, including, without limitation, (i) all fees and out of pocket expenses due all attorneys, accountants and financial advisors of the Company and the Sellers and (ii) any amounts to be paid to Deena P. Redding or other employees or consultants in connection with the consummation of the Transaction.
“Straddle Period” has the meaning set forth in Section 7.8(b).
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests therein are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. A Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments.
“Tax Contest” means any audit, Claim, dispute or controversy relating to Taxes.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any supporting schedules, statements or information required to be attached thereto) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
“Third Party Proceeding” has the meaning set forth in Section 8.2(c)(i).
“Transaction” means the transactions contemplated by this Agreement and the other agreements contemplated hereby.
“UST” means an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations and standards issued pursuant to RCRA and comparable state and local Legal Requirements.
“Working Capital Deficit” shall be determined as of 10:00 a.m. EST on February 14, 2012 and means the amount, if any, by which the sum of (A) all cash and cash equivalents in the Company's accounts, plus (B) Accounts Receivable less (C) the amount of the Company's accounts payable (determined in accordance with GAAP) is less than $1,000,000. No amount otherwise taken into account in the definition of Purchase Price shall be treated as a payable for purposes of this definition.
Article II - PURCHASE AND SALE OF THE PURCHASED INTERESTS

1.Purchase and Sale.

(a)Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each Seller shall sell and transfer to the Buyer, and the Buyer shall purchase from each such Seller, the Purchased Interests set forth opposite each such Seller's name on Exhibit A, for an aggregate purchase price equal to the Closing Date Cash Payment, the Escrow Amount and the amounts described in Section 2.3(d) (allocated among the Sellers in accordance with Pro Rata Percentages) (collectively, the “Aggregate Purchase Price”).
(b)At the Closing, Buyer shall deposit the Escrow Amount in cash in an escrow account established pursuant to an Escrow Agreement in substantially the form of Exhibit B attached hereto (the “Escrow Agreement”). The Escrow Amount shall be released by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.
2.The Closing Date.
The closing of the Transactions (the “Closing”) shall take place at the offices of Womble Carlyle Sandridge & Rice, LLP in Charlotte, North Carolina and Foltz Martin LLC, in Atlanta, Georgia, via the exchange of documents and signatures by facsimile or electronic transmission, at 10:00 a.m. local time on the date the conditions set forth in Sections 3.1 and Section 3.2 have been satisfied or waived by the applicable Party, or at such other place or on such other date as is mutually acceptable to the Parties. The date of the Closing is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of the Effective Time.

3.The Closing.
Subject to the conditions set forth in this Agreement, the Parties agree that the following transfers shall occur at the Closing:
(a)each of the Sellers (as applicable) shall deliver to the Buyer an assignment of the Purchased Interests, in form reasonably acceptable to the Buyer, transferring title to the Purchased Interests to the Buyer free and clear of any Liens or adverse Claims;
(b)the Buyer shall deliver to the Sellers the Closing Date Cash Payment in accordance with Section 2.1;
(c)the Buyer shall deliver the Escrow Amount to the Escrow Agent;
(d)the Buyer shall deliver the amount of any Existing Debt Payoff Amount, the Sellers' Transaction Expenses and the Jarrett Royalty Amount that were deducted in calculating the Closing Date Cash Payment to either the applicable Person to whom such amounts are owed or Foltz Martin, LLC as the Company's counsel for further distribution to the applicable Person(s) to whom such amounts are owed; and
(e)the Buyer, the Sellers and the Company, as applicable, shall deliver the certificates and other agreements, documents and instruments required to be delivered by or on behalf of such Party pursuant to Article III below.
4.Determination of Purchase Price; Post-Closing Adjustment.

(a)Determination of the Purchase Price on the Closing Date. Prior to the Closing Date, the Sellers shall cause the Company to prepare and deliver to the Buyer good faith estimates of each component of Purchase Price as of the Effective Time. The Company also shall provide a closing statement setting forth the Company's good faith estimates as of the Effective Time of Purchase Price, the Closing Date Cash Payment and the allocation of the Purchase Price among the Sellers.
(b)Adjustments after the Closing Date. Within sixty (60) days following the Closing Date, the Buyer shall cause the Company to prepare and deliver to both the Buyer and the Sellers' Representative a final balance sheet of the Company as of the Closing Date (the “Final Balance Sheet”) together with a statement reflecting the calculation of each component of Purchase Price (in each case as determined by reference to the Final Balance Sheet). The Company also shall provide a statement setting forth Purchase Price and the Closing Date Cash Payment as determined by reference to the Final Balance Sheet. The Final Balance Sheet shall be prepared by the Company in accordance with GAAP, applied on a basis consistent with the basis on which the Latest Balance Sheet was prepared, and utilizing the same principles, practices and policies as those used in preparing the Latest Balance Sheet and the Financial Statements referred to in Section 4.6 hereof.
(c)Review by the Sellers' Representative. The Sellers' Representative shall have twenty (20) days following the date the Company delivers the Final Balance Sheet to dispute the Final Balance Sheet, each component of Purchase Price and the Closing Date Cash Payment, by providing the Buyer with written notice of such dispute. During such twenty day period, the Company shall, and the Buyer shall cause the Company to, make available to the Sellers' Representative all information, documents, books and records of the Company and other access to the Company's employees, assets or properties reasonably requested in order to evaluate the Final Balance Sheet. The Sellers' objection notice shall specify in reasonable detail any proposed adjustment to the Final Balance Sheet, each component of Purchase Price and the Closing Date Cash Payment and the basis therefor, including in each case a specific dollar amount and a reasonably detailed explanation of how such proposed adjustment was calculated. If the Sellers' Representative has not given the Buyer written notice of any objections to the Final Balance Sheet, each component of Purchase Price and the Closing Date Cash Payment during such twenty (20) day period, then these statements shall be deemed to be agreed upon by the Parties, and the adjustments contemplated by Section 2.4(d) below shall be made based on such statements. If the Sellers' Representative delivers an objection notice (it being agreed that the objection notice shall specify in reasonable detail any proposed adjustment to the Final Balance Sheet and the calculation of Purchase Price and the basis therefor, and any line item that is not so specified shall be deemed to be agreed upon by the Parties) to the Buyer prior to the expiration of the 20-day period in accordance with this Section 2.4(c), the Buyer and the Sellers' Representative shall attempt in good faith to resolve all disputes within twenty (20) days thereafter, and any written resolution, signed by each of Buyer and the Sellers' Representative, as to a disputed adjustment shall be final, binding, conclusive and non-appealable for all purposes hereunder. If the parties are unable to resolve their dispute within twenty (20) days from the date an objection notice is delivered, then the Buyer and the Seller's Representative shall engage the Independent Accounting Firm to resolve the issues in dispute, and in connection with such engagement, the Buyer, the Company and the Seller's Representative (on behalf of the Sellers) shall execute any engagement, indemnity and other agreements as the Independent Accounting Firm may require as a condition to such engagement. The Independent Accounting Firm shall proceed to resolve the issues in dispute employing such procedures and conducting such investigations or inquiries as it deems necessary. The Parties shall request that the Independent Accounting Firm shall make its final determination with respect to the dispute within forty-five (45) days of its engagement, and such report shall be final and binding on the Parties absent fraud, intentional misconduct or manifest error. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Company and the Sellers in the same proportion that the aggregate amount of disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items submitted by the Parties. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
(d)Adjustment to Purchase Price.
(i)Recalculation. If any of the items calculated pursuant to Section 2.4(c) differs from the estimated amounts utilized at Closing in making the calculation of the Purchase Price and Closing Date Cash Payment (whether an increase or a decrease), then the Purchase Price and Closing Date Cash Payment shall be recomputed as set forth in this Agreement but using the actual amounts as determined pursuant to Section 2.4(c) rather than the estimated amounts.
(ii)Increased Purchase Price. In the event that the Purchase Price as recalculated pursuant to Section 2.4(d)(i) (the “Adjusted Purchase Price”) exceeds the Purchase Price paid at Closing, then the Buyer or the Company shall immediately, but in no event later than five (5) business days after the date the Purchase Price is deemed final pursuant to Section 2.4(c), pay the amount of such excess to the Sellers' Representative, on behalf of each Seller, by wire transfer in immediately available U.S. dollar funds to the accounts designated by the Sellers' Representative.
(iii)Decreased Purchase Price. In the event that the Adjusted Purchase Price is less than the Purchase Price paid at Closing, then, immediately, but in no event later than five (5) business days after the date the Purchase Price is deemed final pursuant to Section 2.4(c), each of the Sellers shall pay the Buyer such Seller's pro rata portion (based on such Seller's Pro Rata Percentage) of the difference between the Purchase Price paid at Closing and the Adjusted Purchase Price (the “Decrease Amount”) in immediately available U.S. dollar funds to the account designated by the Buyer.
5.Allocation of Purchase Price.
The Parties acknowledge and agree that the purchase by the Buyer from the Sellers of the Purchased Interests for an amount equal to the Aggregate Purchase Price constitutes for federal and applicable state income tax purposes, (i) pursuant to Revenue Ruling 99-6, a purchase by the Buyer of all of the assets of the Company for an amount equal to the Aggregate Purchase Price and (ii) an “applicable asset acquisition” within the meaning of Section 1060(c) of the Code. As soon as reasonably possible after the Closing Date (but in any event within 60 days following the Closing), the Buyer will provide to the Sellers' Representative a proposed allocation of the Aggregate Purchase Price for purposes of all applicable tax reporting requirements arising out of the transactions hereunder (the “Allocation”), which Allocation shall be prepared by the Buyer's independent accountant, KPMG. The Allocation shall be in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state or local law, as appropriate) and shall not provide for an amount in excess of $137,000 in the aggregate to the Sellers as consideration of the restrictive covenants set forth in Section 7.12. The Buyer shall provide to the Sellers' Representative the opportunity to comment upon and discuss the Allocation with KPMG. If the Buyer, the Sellers' Representative and KPMG are unable to agree on the Allocation within thirty (30) days following the delivery of the Allocation to the Sellers' Representative, the Allocation finally approved by KPMG shall be binding on the parties. The Buyer and the Sellers shall report, act and file Tax Returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with such Allocation. Neither the Buyer nor the Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation, unless required to do so by applicable Legal Requirements.
Article III - CONDITIONS TO CLOSING

1.Conditions to the Buyer's Obligations.
The obligation of the Buyer to consummate the Transaction is subject to the satisfaction or written waiver of the following conditions on or before the Closing Date:
(a)Accuracy of Representations. Each of the representations and warranties set forth in Articles IV and V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such date, except (A) to the extent that any such representations and warranties address matters only as of a particular date, in which case such representations and warranties shall be required to be true and correct in all material respects only as of such date, and (B) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Change of the Company.
(b)Compliance with Covenants. Each of the Sellers and the Company shall have performed and complied with, in all material respects, all the covenants and obligations required to be performed or to be complied with pursuant to this Agreement at or prior to the Closing.
(c)No Indebtedness. Except for Indebtedness identified on Exhibit C, the Company shall have no outstanding Indebtedness as of the Closing.
(d)Secretary's Certificate. The Company shall have delivered to the Buyer at the Closing a certificate executed by the Secretary of the Company certifying as true, correct and complete as of the Closing Date: (i) copies of the Governing Documents (as amended through the Closing) of the Company, and (ii) a copy of the resolutions of the Sellers and the board of managers of the Company, evidencing the approval of this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby.
(e)Third-Party Consents. The consents or waivers of third parties that are set forth on Schedule 3.1(e) shall have been obtained.
(f)Governmental Consents. The authorizations, Licenses, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, the Governmental Authorities set forth on Schedule 3.1(e) (collectively with the consents referred to in Section 3.1(e), the “Required Consents”) shall have been filed, occurred or been obtained, and copies of same shall have been provided to the Buyer.
(g)No Litigation. No Proceeding before any court or any Governmental Authority or any arbitrator shall be pending or threatened wherein an unfavorable Order would prevent the carrying out of this Agreement or the Transaction (and no such Order shall be in effect).
(h)Escrow Agreement.  The Buyer, the Sellers' Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(i)Payoff Letters; Releases. Except for Indebtedness identified on Schedule 3.1(i) that will remaining outstanding after the Closing, the Company shall have received or obtained (i) payoff letters relating to all Indebtedness of the Company set forth on Schedule 3.1(i) attached hereto and identified thereon as requiring a payoff letter and (ii) releases from third parties of any and all Liens other than Permitted Liens relating to property of the Company, all on terms reasonably satisfactory to the Buyer.
(j)Employment Agreements. The Company and each of Harold M. Jarrett and Deena P. Redding shall have entered into an Employment Agreement in form acceptable to the Buyer (collectively, the “Employment Agreements”), which shall contain restrictive covenants and other customary employment terms, and such Employment Agreements shall be in full force and effect as of the Closing.
(k)Resignations. Each manager of the Company shall have resigned as a manager of the Company.
(l)Good Standing Certificates.  The Company shall have delivered to the Buyer a certificate from the Secretary of State (or other applicable governmental entity) of its jurisdiction of incorporation and each jurisdiction listed on Schedule 4.1 in which the Company is qualified to do business as to such entity's good standing in such jurisdiction.
(m)No Claims of Security Ownership or to Consideration. No Claim shall have been made or threatened by any third party that such third party (i) is the holder or beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Purchased Interests or any other voting, equity or ownership interest in the Company or (ii) is entitled to all or any portion of the Purchase Price payable for the Purchased Interests.
(n)No Material Adverse Change. There shall not have occurred since the date of this Agreement any event, state of facts, circumstance, development, effect or occurrence which have resulted in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change of the Company.
(o)Completion of Due Diligence. The Buyer and its Representatives shall have completed the Buyer's due diligence examination of the Company, with results that are satisfactory to the Buyer in its sole discretion, including but not limited to business, legal, management, environmental, insurance and financial due diligence.
(p)Termination of Certain Agreements. The Company and the applicable Sellers and other parties shall have terminated each of the Jarrett Royalty Agreement and the Confidentiality Agreement, subject to the closing of the Transaction and the payment of the outstanding balance owed under the Jarrett Royalty Agreement.
(q)Ancillary Agreements. The Buyer, the Company and the Sellers shall have entered into each of the Ancillary Agreements to which it is a party.
(r)Closing Documents. On the Closing Date, the Sellers or the Company, as applicable, shall have delivered to the Buyer all of the following:
(i)A certificate from the Company and the Sellers dated the Closing Date, stating that the conditions specified in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.1(f), 3.1(g) and 3.1(n) have been satisfied;
(ii)Certificates of Insurance evidencing that all the commercial and general liability and workers' compensation insurance described on Schedule 4.17 is in full force and effect as of the Closing; and
(iii)Such other documents or instruments as the Buyer may reasonably request in connection with this Agreement to effect the Transaction
2.Conditions to the Company's and Sellers' Obligations.
The obligation of the Company and the Sellers to consummate the Transaction is subject to the satisfaction or written waiver of the following conditions on or before the Closing Date:
(a)Accuracy of Representations. Each of the representations and warranties set forth in Article VI shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such date, except (A) to the extent that any such representations and warranties address matters only as of a particular date, in which case such representations and warranties shall be required to be true and correct in all material respects only as of such date, and (B) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not prevent the Buyer from consummating the Transaction.
(b)Covenants. The Buyer, shall have performed and complied with, in all material respects, all the covenants and obligations required to be performed or to be complied with pursuant to this Agreement at or prior to the Closing.
(c)Governmental Consents. All authorizations, Licenses, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transaction shall have been filed, occurred or been obtained.
(d)No Litigation. No Proceeding before any court or any Governmental Authority or any arbitrator shall be pending or threatened wherein an unfavorable Order would prevent the carrying out of this Agreement or the Transaction (and no such Order shall be in effect).
(e)Ancillary Agreements. The Buyer, the Company and the Sellers shall have entered into each of the Ancillary Agreements to which it is a party.
(f)Closing Documents. On or prior to the Closing Date, the Buyer shall have delivered to the Sellers all the following:
(i)a certificate from the Buyer, dated the Closing Date, stating that the conditions specified in Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(d) above have been satisfied; and
(ii)such other documents or instruments as the Sellers may reasonably request to effect the Transaction.
(g)Secretary's Certificate. Buyer shall have delivered to the Company at the Closing a certificate executed by the Secretary of the Buyer evidencing the approval of this Agreement and the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby.
(h)Escrow Agreement.  The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.
Article IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Buyer to enter into this Agreement, the Company hereby represents and warrants to the Buyer that, as of the date hereof and as of the Closing Date:
1.Organization and Corporate Power.
The Company is a limited liability company, duly organized, validly existing and in good standing in the State of Georgia and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified. All such jurisdictions in which the Company is qualified are set forth on the Schedule 4.1. The Company has the full limited liability company power and authority required to own, lease and operate its assets and properties and to carry on its business as now conducted and presently proposed to be conducted. The Company is not in violation of its Governing Documents in any material respect. The Company has made available to Buyer true and complete copies of the Governing Documents of the Company.
2.Authorization of Transactions.
The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party and to consummate the Transaction. No other proceedings (corporate or otherwise) on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the

Transaction. This Agreement has been, and each Ancillary Agreement to which the Company is a party will be at Closing, duly executed and delivered by the Company and each constitutes, or will constitute at Closing, the valid and binding agreement of the Company enforceable against it in accordance with its terms.
3.Capitalization.
The authorized, issued and outstanding limited liability company interests of the Company are set forth on Schedule 4.3. All the issued and outstanding limited liability company interests of Company (i) have been duly authorized, (ii) are validly issued, fully paid and nonassessable, (iii) are not subject to any preemptive rights and (iv) to the Company's Knowledge, have been sold by the Company in compliance with all applicable state and federal securities laws. Except as set forth on Schedule 4.3, (a) there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company, providing for the issuance, disposition or acquisition of any of the Company's limited liability company interests or equity securities; (b) there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company; (c) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the limited liability company interests or other equity securities of the Company; and (d) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its limited liability company interests or other equity securities.
4.Subsidiaries; Investments.
The Company does not have, nor has it had, any Subsidiaries. Except as set forth on Schedule 4.4, the Company does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such security or interest or any direct or indirect equity or ownership interest in any other business.
5.Absence of Conflicts.
Except as set forth on Schedule 4.5, the execution and delivery of this Agreement and the consummation or performance of the Transaction in accordance with the terms of this Agreement do not and will not, directly or indirectly (with or without notice or lapse of time or both), (a) contravene, conflict with, or result in a violation of or a default under any provision of the Governing Documents of the Company; (b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement or Order to which the Company or any of the assets owned or used by the Company may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Company; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity, vesting or performance of, or to cancel, terminate, or modify, any contract or agreement to which the Company is a party or by which it is bound; and (e) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets owned or used by the Company.
6.Financial Statements.

(a)The Company has furnished the Buyer with copies of the (i) unaudited balance sheet of the Company as of December 31, 2011 (the “Latest Balance Sheet”), and the related statements of income and cash flows for the twelve-month period then ended (collectively, the “Latest Financial Statements”); (ii) internally prepared balance sheets and statements of income and cash flows of the Company for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008. The Latest Balance Sheet is attached hereto as Schedule 4.6(a). Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) is accurate and complete in all material respects, are consistent in all material respects with the books and records of the Company, present fairly the financial condition, results of operations and cash flows of the Company as of the times and for the periods referred to therein, and have been prepared in accordance with GAAP (with the exception of the 2008 financial statements), subject in the case of the Latest Financial Statements to changes resulting from normal year-end adjustments or recurring accruals (none of which would, alone or in the aggregate, be materially adverse) and to the absence of footnote disclosure.
(b)Except as set forth in Schedule 4.6(b), the Inventory of the Company reflected on the Latest Balance Sheet consists in all material respects of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items, items that have been incorrectly ordered and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet or on the accounting records of the Company as of the Effective Time, as the case may be, in accordance with GAAP applied on a consistent basis. All Inventory not written off has been priced on the accounting records of the Company at the lower of cost or market on a first in, first out basis. Schedule 4.6(b) lists the description and amount of Inventory as of the date of the Latest Balance Sheet.
(c)The accounts receivable that are reflected on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) are recorded in accordance with GAAP and represent or will represent (i) valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business consistent with past practice, and (ii) amounts due to the Company with respect to arm's length transactions entered into in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date, current and collectible net of the respective reserves shown on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are calculated consistent with past practice). Except as set forth on Schedule 4.6(c), there is no contest, Claim, or right of set-off, other than returns in the ordinary course of business consistent with past practice, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 4.6(c) contains a complete and accurate list of all Accounts Receivable as of the date of the Latest Balance Sheet and the aging of such Accounts Receivable.
(d)All Indebtedness of the Company is set forth on Schedule 4.6(d); provided, however, certain amounts thereunder may be subject to decrease based on payments made prior to the Closing Date in the ordinary course of business.
(e)All of the Sellers' Transaction Expenses for which the Company is liable are set forth on Schedule 4.6(e).
7.Absence of Undisclosed Liabilities.

(a)Except as set forth on Schedule 4.7, the Company does not have any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than liabilities provided for in the Latest Balance Sheet and those incurred in the ordinary course of business since the Latest Balance Sheet.
(b)Without limiting the generality of the foregoing, except as set forth on Schedule 4.7, the Company has complied in all material respects with all applicable Legal Requirements.
(c)Except as set forth on Schedule 4.7, (i) there are no Proceedings pending, in which the Company is actually named as a party, or, to the Knowledge of the Company, threatened against the Company or the Company's Business by or before any arbitrator or Governmental Authority; and (ii) there are no Orders binding on the Company with respect to the Company's Business. There are no judgments outstanding against the Company. To the Knowledge of the Company, there are no grounds on which any such Proceedings might be commenced which are likely to result in a Material Adverse Change with respect to the Company.
8.Absence of Certain Developments.
Except as set forth on Schedule 4.8 and except as expressly contemplated by this Agreement, since January 1, 2011 (i) there has been no Material Adverse Change with respect to the Company and (ii) the Company has not:
(a)made any loans or advances to, or guarantees for the benefit of, any Person;
(b)incurred any Indebtedness other than pursuant to its existing credit facilities;
(c)mortgaged, pledged or subjected to any Lien, any material portion of its properties or assets;
(d)sold, leased, licensed, assigned, abandoned or transferred any portion of its tangible assets or Proprietary Rights, except sales of inventory in the ordinary course of business, or canceled, without fair consideration, any debts or claims owing to or held by it;
(e)entered into, amended or terminated any lease, contract, agreement, commitment or any other transaction, other than in the ordinary course of business and in accordance with past custom and practice;
(f)entered into, amended or terminated any employment agreement or made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant (other than increases in the ordinary course of business consistent with past custom and practice) or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
(g)except as set forth on Schedule 4.8(g), made any capital expenditures or commitments for capital expenditures or entered into any lease of capital equipment or real estate;
(h)changed or authorized any change in its Governing Documents;
(i)issued any notes, bonds or other debt securities, or any limited liability company interests or other equity securities, or any securities convertible, exchangeable or exercisable into any limited liability company interests or other equity securities;
(j)declared, set aside or paid any non-cash dividends or made any other non-cash distributions with respect to any limited liability company interests or other equity securities, or purchased or redeemed any limited liability company interests or other equity securities (including any warrants, options or other rights to acquire its limited liability company interests or other equity securities);
(k)changed or authorized any change in its accounting practices or method of accounting for any items in the preparation of its Financial Statements or Tax Returns, or made any charitable contributions, pledges, association fees or dues;
(l)conducted its cash management customs and practices other than in the usual and ordinary course of business consistent with past practices;
(m)incurred any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of its real or personal property in an aggregate amount greater than $5,000;
(n)failed to renew any insurance policy, had any insurance policy cancelled or materially amended or failed to give any notice or present any claim under any such policy on a timely basis;
(o)entered into any settlement, conciliation or similar agreement or waived any rights of value involving Claims in excess of $5,000; or
(p)entered into or approved any contract, arrangement or understanding to do, engage in or cause or having the effects of, any of the foregoing.
9.Title to Properties.

(a)The Company does not own, and has never owned, any real property.
(b)Schedule 4.9(b) lists and describes all real property leased or subleased by the Company (the “Leased Premises”) and each such lease or sublease (the “Leases”). The Leased Premises constitute all of the real estate used or occupied by the Company. The Company has delivered to the Buyer correct and complete copies of the Leases. With respect to each Lease, except as set forth on Schedule 4.9(b):
(i)the Lease is legal, valid, binding and enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and it has not been modified (except to the extent disclosed in the documents delivered to the Buyer), and the Company holds a valid and existing leasehold interest under such Lease for the term set forth on Schedule 4.9(b);
(ii)neither the Company, nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company, or to the Knowledge of the Company, any other party thereto, or would permit termination, modification or acceleration thereunder by the Company or any other party thereto;
(iii)neither the Company, nor, to the Knowledge of the Company, any other party to such Lease, has repudiated any provision thereof;
(iv)there are no disputes, oral agreements or forbearance programs in effect as to the Leases with respect to the Company, or to the Knowledge of the Company, any other party thereto;
(v)the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leased Premises (other than pursuant to the Permitted Liens); and
(vi)there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, lawsuits or administrative actions relating to the Leased Premises or other matters materially and adversely affecting the current use or occupancy of the Leased Premises by the Company, or to the Knowledge of the Company, any other party to such Lease.
(c)Except as set forth on Schedule 4.9(c), the Company has good and marketable title to (or in the case of assets identified as leased in the books and records of the Company, a valid leasehold interest in) assets which are shown on the Latest Balance Sheet or acquired thereafter or used by the Company, free and clear of all Liens other than Permitted Liens.
(d)Except as set forth on Schedule 4.9(d): (i) the machinery, equipment, personal properties, vehicles and other tangible assets owned or leased by the Company are located upon the Leased Premises and are in good condition and repair (excepting ordinary wear and tear) and are usable in the ordinary course of business, and, to the Knowledge of the Company, there are no latent defects with respect thereto; and (ii) the Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets used in the conduct of its business.
(e)To the Company's Knowledge but without any implied or actual duty to investigate in connection with the giving of this representation, (i) the Leased Premises are zoned for the various purposes for which the Improvements thereon are presently being used or are contemplated to be used; (ii) all Improvements are in compliance with all applicable zoning and land use laws, ordinances and regulations, (iii) all Improvements are in good repair and in good operating condition, ordinary wear and tear excepted, and free from latent and patent defects; and (iv) no part of any Improvement encroaches on any real property not included in the Leased Premises. The Company has not received notice, and does not have Knowledge of, any violations of any applicable Legal Requirement affecting the Leased Premises or the construction, management, ownership, maintenance, use, acquisition or sale thereof. To the Knowledge of the Company, there is no pending or contemplated change in any Legal Requirement which may adversely affect the use or ownership of the Leased Premises.
(f)The Company has never had any Other Property.
(g)The Company has made available to the Buyer copies of the deeds, leases and other instruments (as recorded, where applicable) by which the Company acquired its interests in the Leased Premises, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company relating to such Leased Premises.
10.Taxes.

(a)The Company has filed all Tax Returns for which the due date (with extensions) falls prior to the Closing Date. Each such Tax Return has been prepared in compliance with all applicable Legal Requirements, and all such Tax Returns are complete and correct in all respects. The Company has provided Buyer with true, complete and correct copies of all such Tax Returns for all Tax periods ending on or after December 31, 2007.
(b)All Taxes due and payable by, and all assessments for Taxes of, the Company have been fully and timely paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company nor on the assets of the Company. To the Knowledge of the Company, no claim has ever been made by a Governmental Authority with which the Company does not file and has not filed Tax Returns that the Company is or may be required to file Tax Returns with or be subject to taxation by that Governmental Authority.
(c)Except as set forth on Schedule 4.10, no Tax Return of the Company has been examined by the IRS or any applicable state, local or foreign Tax authority, and any deficiencies or assessments, including interest and penalties thereon, claimed or made as a result of those examinations (insofar as they affect the Company) have been fully and timely paid. Except as set forth on Schedule 4.10, there are no Claims or investigations by any Governmental Authority pending or, to the Knowledge of the Company, threatened against the Company with respect to Taxes. The Company has not received any written notification that any such Claims or investigations may be commenced, and to the Knowledge of the Company, there is no such Claim or investigation contemplated based upon personal contact of any agent of a Governmental Authority with any employee or representative of the Company. The Company has provided the Buyer with correct and complete copies of all examination reports, assessments, notices and statements of deficiency with respect to Taxes of the Company for all Tax periods ending on or after December 31, 2007.
(d)The Company has withheld from its employees, independent contractors, creditors and third parties and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any such Person. The Company is not, and the Company has not received notice that it is, in violation (or with notice will be in violation) of any applicable Legal Requirement relating to the payment or withholding of Taxes or the filing of Tax Returns with respect to withholding Taxes.
(e)There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by the Company, nor are any of the foregoing under negotiation or consideration or otherwise currently pending. The Company has not (i) filed an outstanding request for extension of time within which to file any Tax Return, (ii) entered into a closing agreement with any Governmental Authority or (iii) applied for or received a ruling with respect to Taxes from any Governmental Authority.
(f)Except as set forth on Schedule 4.10, the Company is not a party to or bound to any Tax allocation, sharing or similar agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes, and the Company does not have any liability for Taxes arising as a result of the Company at any time being a member of an Affiliated Group. The Company does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Legal Requirement), as a transferee or successor, by contract or otherwise.
(g)There are no unpaid Taxes of the Company, except to the extent that such Taxes are properly accrued by the Company on the Latest Balance Sheet or have been properly accrued since the date of the Latest Balance Sheet in the ordinary course of business. The provision for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the Latest Balance Sheet (rather than in any notes thereto) is sufficient for all accrued and unpaid Taxes of the Company and will be sufficient for all accrued and unpaid Taxes of the Company as of the Closing Date.
(h)Any “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code and the Treasury Regulations thereunder) of the Company under which the Company makes, or is obligated to make, or promises to make any payments or other awards (i) meets and has met the requirements of Section 409A(2), (3) and (4) of the Code, (ii) is and has been operated in accordance with such requirements, (iii) is and has been operated in good faith compliance with the transitional relief and all guidance and Treasury Regulations provided by the IRS and the Treasury Department under Section 409A of the Code and (iv) has not been funded by an off-shore arrangement described in Section 409A(b)(1) of the Code.
(i)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) closing agreement (as defined in Section 7121 of the Code or in any corresponding or similar provision of state, local or foreign Tax Legal Requirements) executed on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, or (iv) prepaid amount received on or before the Closing Date.
(j)The Company has no assets that may constitute unclaimed property under applicable Legal Requirements, and the Company has complied in all material respects with all applicable unclaimed property Legal Requirements.
(k)The Company has, since its inception, been classified as a partnership for federal and applicable state income tax purposes, and no Person has filed an election with the IRS to have the Company be classified as an association taxable as a corporation.
(l)There are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which the Company is a party that could be treated as a partnership for federal or applicable state income tax purposes.
(m)The Company does not have, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, and to the Knowledge of the Company, the Company has not taken any action that has exposed, or will expose, the Company to the taxing jurisdiction of a foreign country.
11.Contracts and Commitments.

(a)Except as specifically contemplated by this Agreement and except as set forth on Schedule 4.11, the Company is not a party to or bound by any written or oral Contracts, including, without limitation, any of the following Contracts: (i) Contracts relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the Company's assets; (ii) Contracts involving the lending or investing of funds; (iii) license or royalty Contracts or other Contracts relating to the Proprietary Rights of the Company; (iv) leases or other Contracts under which the Company is lessee of, or holds or operates, any personal property owned by any other party; (v) Contracts for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services; (vi) Contracts relating to the design, distribution, marketing or sales of the Company's products; (vii) Contracts involving any commitment of suretyship, guaranty or indemnification by the Company, including, without limitation, any liability with respect to customer obligations; (viii) Contracts imposing any confidentiality or secrecy obligation on the Company; (ix) Contracts involving a commitment to make any capital expenditure; (x) Contracts related to hazardous waste disposal, investigation of environmental matters, environmental remediation, employment of environmental consultants or any other environmental obligation, liability or agreement; (xi) Contracts involving a lease, sublease, installment purchase or similar arrangement for the use by the Company of personal property (including any contract relating to capitalized lease Indebtedness); (xii) outstanding power of attorney executed on behalf of the Company; (xiii) Contracts containing a covenant not to compete restricting the Company; (xiv) Contracts pursuant to which the Company subcontracts work to third parties; or (xv) any other Contracts material to the Company whether or not entered into in the ordinary course of business.
(b)Except as specifically contemplated by this Agreement or disclosed on Schedule 4.11, (i) the Company has no Knowledge of any cancellation, breach or anticipated breach by any party to any contract or commitment required to be disclosed on Schedule 4.11 (the “Material Contracts”), and, to the Company's Knowledge, all Material Contracts are in full force and effect, (ii) the Company has performed in all material respects all obligations required to have been performed by it in connection with the Material Contracts, (iii) the Company does not have Knowledge of any claim of default under any Material Contract, (iv) the Company does not have a present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and (v) to the Knowledge of the Company, no customer or supplier of the Company that is a party to any Material Contract has indicated to the Company that (A) it has terminated its relationship with the Company or that it will stop or materially decrease the rate of business done with the Company, (B) it desires to renegotiate its contract with the Company or materially change the pricing or other terms of its business with the Company or (C) in the case of a customer, any of its projects are being materially delayed.
(c)The Company has provided the Buyer with a true, accurate, complete and correct copy of all of the Material Contracts, together with all written amendments, waivers or other changes thereto, and Schedule 4.11 includes a materially accurate and complete written description of any oral contracts of the type required to be listed on Schedule 4.11.
12.Proprietary Rights.

(a)Schedule 4.12 sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights and all pending patent applications or other applications for registration of Proprietary Rights of the Company; (ii) all trade names and unregistered trademarks and designs used by the Company; (iii) all material unregistered copyrights and computer software owned or used by the Company; (iv) all licenses or similar agreements to which the Company is a party either as licensee or licensor for the Proprietary Rights; and (v) any other material Proprietary Rights used by the Company in the conduct of the Company's Business.
(b)Except as set forth on Schedule 4.12, (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, each of the Proprietary Rights used in the operation of the Company's Business as currently conducted, free and clear of all Liens (other than Permitted Liens), and such Proprietary Rights constitute all the Proprietary Rights necessary to operate the Company's Business as currently conducted; (ii) no Claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights owned or licensed by the Company has been made, is currently outstanding or, to the Knowledge of the Company, is threatened, and, to the Knowledge of the Company, there are no grounds for same; (iii) the Company has not received any notices of, nor does the Company have Knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Proprietary Right; (iv) the Company has not infringed or misappropriated any intellectual property rights of any third parties and the operation of the Company's

Business, as presently conducted, does not infringe or misappropriate any third party intellectual property right; (v) to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise conflicted with any of the Proprietary Rights; and (vi) following the Closing, all Proprietary Rights currently used in the Company's Business will be owned or available for use by the Company on terms and conditions identical in all material respects to those in effect on the date hereof.
(c)Except as set forth on Schedule 4.12, the Company does not license or use any Open Source Software and no Open Source Software is currently included or proposed to be included in any product or service offered for sale or proposed to be offered for sale by the Company.
(d)Except for Harold Jarrett, all current employees, independent contractors and consultants of Company have entered into confidentiality, invention assignment and proprietary information agreements with Company. To the Knowledge of the Company, no such employee, independent contractor or consultant of the Company is obligated under any Contract or subject to any Order of any court or administrative agency, or is subject to any other restriction that would interfere with his or her duties for and to Company, nor has any such employee, independent contractor or consultant failed to comply with his or her corresponding confidentiality, invention assignment and proprietary information agreement or failed to cooperate with Company on the assignment of inventions to Company pursuant to such agreement. The carrying on of the Company's Business by the employees, independent contractors and consultants of the Company and the conduct of Company's Business as presently conducted will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such employees, independent contractors or consultants is now obligated. At no time during the conception of or reduction to practice of any of the Proprietary Rights of Company was any developer, inventor or other contributor to such Proprietary Rights operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other third party that could materially adversely affect the rights of Company in such Proprietary Rights.
13.Brokerage.
The Company does not have any liability or obligations to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which the Company, or the Buyer could become liable or obligated.
14.Governmental Licenses and Permits.

(a)Schedule 4.14(a) contains a complete listing of all permits, licenses franchises, certificates, approvals and other authorizations of Governmental Authorities or other similar rights (excluding those set forth on Schedule 4.12, but including all licenses, permits and other authorizations that are required pursuant to any Environmental Requirements for the occupancy of the Leased Premises or the operation of the Company's Business) (collectively, the “Licenses”) held or possessed by the Company, and no other licenses are required in the conduct of the Company's Business. No loss or expiration of, nor any noncompliance with, any License is pending or, to the Knowledge of the Company, threatened (including, without limitation, as a result of the Transaction), other than the expiration of such Licenses in accordance with their terms.
(b)Except as set forth on Schedule 4.14(b), no permit, approval or authorization of, or declaration to or filing with, any Governmental Authority is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the consummation of the Transaction.
15.Employees.
Except as set forth on Schedule 4.15, to the Knowledge of the Company, no employee and no group of employees of the Company has any plans to terminate his, her or its employment with the Company. The Company is not party to or bound by any collective bargaining agreement, nor is it currently conducting negotiations with any labor union or employee association, nor has it experienced any strikes, grievances, unfair labor practices claims or other employee or labor disputes. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not engaged in any unfair labor practice. Schedule 4.15 sets forth: (a) the names and present annual rate of compensation (including salary, bonuses and commissions) of all Persons employed by the Company, (b) their job titles, (c) a list of all written contracts for employment or consulting and all bonus and severance arrangements and (d) a list of all agreements of the Company with employees or consultants containing noncompetition, nonsolicitation, confidentiality or assignment of intellectual property provisions. Except as disclosed on Schedule 4.15, Schedule 4.16 or Schedule 4.19, the Company is not a party to any written employment agreement, and there is no agreement for the employment of any employee which cannot be terminated at will without penalty. There have been no Claims or, to the Knowledge of the Company, investigations by any Governmental Authority or third party in connection with any of the Company's employee matters. To the Knowledge of the Company, no employee is subject to a noncompetition or confidentiality agreement with any third party that restricts such employee's activities on behalf of the Company.
16.Employee Benefit Plans.

(a)Except as set forth on Schedule 4.16, the Company does not maintain, contribute to, or have any liability or potential liability with respect to, (i) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or (ii) any other plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of the Company, including any bonus plan, plan for deferred compensation, nonqualified retirement plan, severance plan, stock option or stock purchase plan, employee health or other welfare benefit plan or other arrangement formal or informal. For purposes of this Section 4.16, the “Company” shall be deemed to include any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the Code (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time. Each item listed on Schedule 4.16 is a “Plan”.
(b)Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the “IRS”) that such Plan is qualified under Section 401(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Plan.
(c)The Company has no liability or potential liability with respect to any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or any similar federal, state or provincial law, rule or regulation (a “Pension Plan”) or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).
(d)Other than as set forth on Schedule 4.16, none of the Plans or any other agreement between the Company and any employees of the Company obligates the Company to pay any separation, severance, termination, retention bonus or similar benefit or accelerate any vesting schedule, or alter any benefit structure solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of any Plan, agreement or Section 280G of the Code.
(e)Each Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and with all applicable Legal

Requirements, including, but not limited to, ERISA, the Code and applicable state laws. No asset of the Company is subject to any Lien under ERISA or the Code, and the Company has not incurred any liability under Title IV of ERISA or any Legal Requirement or to the Pension Benefit Guaranty Corporation (the “PBGC”). There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to any Plan.
(f)No Pension Plan of the Company has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived; the fair market value of the assets of each Pension Plan equals or exceeds the present value of the vested and nonvested benefit liabilities (determined on a plan termination basis); no reportable event within the meaning of Section 4043 of ERISA or any similar Legal Requirement has occurred with respect to any Pension Plan; the PBGC has not threatened the termination of any Pension Plan; and the Company has no liability or potential liability with respect to any Pension Plan that has been terminated in the past five years.
(g)The Company has complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or any Legal Requirement (“COBRA”); and the Company does not have any obligations under any Plan or otherwise to provide post-employment health or life insurance benefits to current or former employees of the Company or to any other person, except as required by COBRA.
(h)Neither the Company, nor any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) or any similar Legal Requirement has taken any action with respect to any of the Plans which could subject any such Plan (or its related trust) or the Company, or any officer, director or employee of any of the foregoing to any penalty or Tax under Section 502(i) of ERISA or Section 4975 of the Code or any similar federal, state or provincial law, rule or regulation.
(i)The Company has no liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA or any similar Legal Requirement) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.
(j)With respect to each Plan, the Company has provided the Buyer with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Plan is maintained, funded and administered, (ii) the annual report (Form 5500 series) filed with the IRS (including all applicable attachments) for the most recent three years, (iii) the most recent financial statements, (iv) the most recent actuarial valuation of benefit obligations, (v) the most recent summary plan description provided to participants, and (vi) the most recent determination letter received from the IRS.
(k)With respect to each Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the date of the Latest Balance Sheet shall have been made or properly accrued on the Latest Balance Sheet.
(l)With respect to any self-insured Plan, the Company has performed non-discriminating testing of such Plan under Section 105(h) of the Code for the past four (4) years (or such shorter period any such Plan has been in effect), and each such Plan is in compliance with Section 105(h) of the Code.
(m)All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by ERISA and the Code have been timely approved.
(n)Subject to any Legal Requirements, the Company has the right to modify or terminate each Plan. The consummation of the Transaction will not result in the payment, vesting, or acceleration of any benefit.
(o)To the Company's Knowledge, each Plan listed on Schedule 4.16 that is subject to Section 409A of the Code (i) has been operated and administered in good faith compliance with Section 409A of the Code prior to January 1, 2009 and (ii) has been documented, operated and administered in full compliance with Section 409A of the Code on and after January 1, 2009.
17.Insurance.
Schedule 4.17 lists each insurance policy maintained by the Company with respect to its properties,

assets, directors, officers, employees and business. Such policies are in amounts and have coverages as required by any contract to which the Company is a party or by which any of its assets or properties is bound. All premiums for such insurance policies have been paid; the Company is not in default with respect to its obligations under any such insurance policies and has not received written notice of cancellation or termination in respect of any such policy, and, to the Company's Knowledge, no cancellation or termination of any such policy is pending or threatened by the Company's current insurers. During the past three (3) years, the Company has not received notice from any insurers denying any claims.
18.Officers and Directors; Bank Accounts.
Schedule 4.18 lists all current officers and directors of the Company, and all the bank accounts of the Company (listing each authorized signatory thereon and the level of each signatory's authorization).
19.Affiliate Transactions.
Except as disclosed on Schedule 4.19, to the Knowledge of the Company, neither any former or current officer, director or member of the Company, nor any individual related by blood, marriage or adoption to any of the foregoing individuals, or any entity in which any such Person owns any beneficial interest, (i) is a party to any agreement, contract, commitment or transaction with the Company or that pertains to the businesses of the Company, (ii) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or (iii) is engaged in competition with the Company with respect to the Company's Business.
20.Environmental Matters.

(a)Except as set forth on Schedule 4.14(a), the Company has obtained and complied in all material respects with all Licenses that may be required pursuant to Environmental Requirements for the occupation of its facilities and the operation of the Company. A list of all such Licenses is set forth on Schedule 4.20.
(b)Except as set forth on Schedule 4.20, the Company has complied in all material respects with all Environmental Requirements.
(c)Except as set forth on Schedule 4.20, the Company has not received any written or oral notice, report or other written information regarding any actual or alleged violation of Environmental Requirements or any Environmental Liabilities (including Environmental Liabilities that could in the future arise as a result of an existing violation of Environmental Requirements), relating to the Company or any of the Leased Premises.
(d)The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Pollutant, or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to Environmental Liabilities (including Environmental Liabilities that could in the future arise as a result of an existing violation of Environmental Requirements). Except as set forth on Schedule 4.20, to the Company's Knowledge, the Leased Premises is not contaminated by any Pollutant in violation of Environmental Requirements.
(e)To the Company's Knowledge, Schedule 4.20 lists all: (i) USTs; (ii) asbestos-containing material (in any form); and (iii) landfills or open dumps, surface impoundments or waste disposal areas which are located on or exist at any property or facility owned, leased, controlled or operated by the Company, all of which comply with all applicable Environmental Requirements. Schedule 4.20 also lists all materials or equipment containing polychlorinated byphenyls or radioactive substances that exist, to the Company's Knowledge, at any property or facility owned, leased, controlled or operated by the Company.
(f)The Company has not assumed, undertaken or otherwise become subject to any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements.

21.Safety Matters.

(a)Except as set forth on Schedule 4.14(a), the Company has obtained and complied in all material respects with all Licenses that may be required pursuant to Safety Requirements for the occupation of its facilities and the operation of the Company. A list of all such permits, licenses and other authorizations is set forth on Schedule 4.21.
(b)The Company has complied in all material respects with all Safety Requirements.
(c)Except as set forth on Schedule 4.21, the Company has not received any written notice, report or other written information from any Governmental Authority regarding any actual or alleged violation of Safety Requirements.
22.Books and Records.
The minute books and equity record books and other similar records of the Company have been provided or made available to the Buyer or its counsel prior to the execution of this Agreement and have been maintained in accordance with sound business practices. Such minute books contain an accurate record of all actions taken at all meetings and by all written consents in lieu of meetings of the members, directors, and managers of each of Company through the date hereof.
23.Product Warranties.
Except as disclosed on Schedule 4.23, there are no continuing or outstanding warranties applicable to goods or products designed, manufactured or sold by the Company.
24.Customer and Suppliers.
Except as described in Schedule 4.24, since December 31, 2010, there has not been any adverse change in the business relationship of the Company with any material customer or supplier, and the Company has no reason to believe that there will be any such adverse change in the future as a result of the consummation of the Transaction or otherwise. Schedule 4.24 contains a complete and accurate list of the top 10 suppliers and 10 customers of the Company that accounted for the greatest amount of its purchases and sales (measured in dollars), respectively, during the current fiscal year and fiscal year ended December 31, 2010.
25.Certain Business Practices.
(a)None of the Company or its managers, partners, directors, officers, agents and employees have (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment under applicable Legal Requirements.
(b)Except for customary appreciation gifts to customers given in the ordinary course of business and in compliance with applicable Legal Requirements, none of the Company or its managers, partners, directors, officers, agents and employees or any entity controlled by any of the foregoing have made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company.
26.Export/Import Regulations.

(a)The Company has complied with all applicable export statutory and regulatory requirements and associated executive orders, and any comparable foreign statutory and regulatory requirements applicable to the Company, including without limitation, the Export Administration

Regulations and the embargo and sanctions laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, and any successors or replacements thereof, the “Export Control Laws”). The Company has not received any communication during the past twelve (12) months that alleges that it is not, or may not be, in compliance with, or has, or may have, any liability under, the Export Control Laws.
(b)The Company has complied with all applicable United States import and customs statutory and regulatory requirements and associated executive orders, and any comparable foreign statutory and regulatory requirements applicable to the Company (collectively, and any successors or replacements thereof, the “Import Control Laws”). The Company has not received any communication during the past twelve (12) months that alleges that it is not, or may not be, in compliance with, or has, or may have, any liability under, the Import Control Laws.
27.Disclosure.
To the Company's Knowledge, neither this Agreement, nor any of the schedules hereto, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading. The foregoing does not impose any obligation to disclose the implications of any disclosed facts.
Article V - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Buyer to enter into this Agreement, each Seller individually and severally, with respect to himself only, hereby represents and warrants to the Buyer that, as of the date hereof and as of the Closing Date:
1.Authorization.
The execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the Transaction have been duly and validly authorized by all requisite action on the part of such Seller, and no other proceedings on his part are necessary to authorize the execution, delivery or performance of this Agreement and such Ancillary Agreements. Such Seller has the full power to sell, exchange, assign, transfer and deliver his Purchased Interests to the Buyer, as the case may be, free and clear of all Liens. This Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.
2.No Conflicts.
Except as set forth in Schedule 4.5, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party does not, and the performance by such Seller of his obligations under this Agreement and the Ancillary Agreements to which such Seller is a party does not and will not:
(a)contravene, conflict with or result in a violation of or default under any Legal Requirement applicable to such Seller or any of such Seller's assets and properties or require any consent or approval of or any notice or filing with any Governmental Authority or regulatory body or other third party; or
(b)contravene, conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of, any note, bond, lease, license, agreement or other instrument or obligation to which such Seller is a party or by which such Seller's assets or properties are bound, which could reasonably be expected to affect such Seller's performance of its obligations under this Agreement or the consummation of the Transaction.
3.Title to Purchased Interests.
Such Seller is the sole record and beneficial owner of the Purchased Interests set forth opposite such

Seller's name on Exhibit A hereto, free and clear of all Liens. Except as set forth on Schedule 4.3, such Seller is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company. Upon delivery by the Buyer to the Sellers of the Closing Date Cash Payment in accordance with Section 2.1, valid and marketable title to such Seller's Purchased Interests will pass to the Buyer, free and clear of any Lien and restrictions on transfer.
4.Litigation.
There are no Proceedings pending or, to such Seller's Knowledge, threatened against or affecting such Seller at law or in equity, or before or by any Governmental Authority, which could reasonably be expected to affect such Seller's performance of its obligations under this Agreement or the consummation of the Transaction.
5.Brokerage.
Such Seller has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of the Seller, any liability or obligation to pay any fees or commissions to any broker, finder or agent in connection with the execution and performance of the Transaction for which the Buyer or the Company could become liable or obligated.
6.Interest in Competing Business.
Such Seller does not own any equity interest in any business that competes with the Company's Business other than such Seller's ownership of shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Stock Market which represent, in the aggregate, not more than two percent (2%) of such corporation's fully-diluted shares.
7.Express Disclaimer of Other Representations and Warranties.
Buyer acknowledges that (i) the Company and the Sellers have made no representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules or other information relating to the Company or the Sellers previously made available to Buyer and (ii) no representations or warranties are made by the Sellers or the Company except for the representations and warranties expressly set forth in this Article V and Article IV.
Article VI - REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to the Company and the Sellers to enter into this Agreement, the Buyer hereby represents and warrants to the Company and the Sellers that as of the date hereof and as of the Closing Date:
1.Organization and Power.
The Buyer is a corporation validly existing and in good standing under the laws of the State of Georgia, with full power and authority to enter into this Agreement and to perform its obligations hereunder. The Buyer is a wholly-owned subsidiary of the Parent.
2.Authorization.
The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation of the Transaction contemplated hereby have been duly and validly authorized by all requisite action on the part of the Buyer including the express approval of the same by Buyer's board of directors (subject to the Buyer's board of directors determining that the results of the due diligence examination of the Company are reasonably satisfactory to the Buyer in its sole discretion), and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements constitute, or will constitute at Closing, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.
3.No Violation.
The Buyer is not subject to or obligated under its Governing Documents, any applicable Legal Requirement, or any agreement, instrument, license, franchise or permit, or subject to any Order, which would be breached or violated by its execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party.
4.Investment Intent; Investment Representations.
The Buyer is acquiring the Purchased Interests for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws. Buyer understands that the Purchased Interests have not been registered under the Securities Act of 1933 or any state securities or "blue-sky" laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act unless an applicable exemption from registration is available. The parties acknowledge and agree that the purchase and sale of the membership interests of the Sellers to Buyer shall not be deemed to be the sale of a “security” as defined under federal and state securities laws. Accordingly, Buyer waives all claims related to the sale of the membership interests contemplated hereunder that may be brought under applicable state and federal securities laws.
5.Litigation.
There are no Proceedings, Orders or investigations pending or, to the best of the Buyer's Knowledge, threatened against or affecting the Buyer at law or in equity, or before or by any Governmental Authority, which would adversely affect the Buyer's performance of its obligations under this Agreement or the Ancillary Agreements or the consummation of the Transaction.
6.Brokerage.
The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which the Company or any of the Sellers could become liable or obligated.
7.Consents.
No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or third party on the part of the Buyer is required in connection with the consummation of the Transaction.
8.Adequate Funds.
Buyer has and shall have at the Closing available to it funds sufficient to perform its obligations hereunder and to consummate the transactions contemplated hereby.
9.Actual Awareness  of Breach.
  Buyer is not actually aware of any facts or circumstances that it is actually aware constitute a breach of the representations and warranties set forth in Articles IV or V of this Agreement for which the Buyer intends to make a claim under this Agreement. Buyer shall be deemed to have waived any such breach of which the Buyer is actually aware at the Effective Time or the Closing Date, as applicable, and for which the Buyer intends at the Effective Time or the Closing Date, as applicable, to make an indemnity claim unless the Buyer becomes aware of aggravating facts or circumstances with respect to such breach following the Closing. Notwithstanding anything herein to the contrary, this representation shall not apply to (i) any supplements or amendments to the Schedules delivered by the Company or the Sellers pursuant to Section 7.4 and this provision shall not limit in any manner the Buyer's ability to make indemnity claims under this Agreement with respect to such breaches of the representations or warranties set forth in Articles IV or V attributable to or relating to the updated matters set forth in such amendments or supplements to the Schedules and (ii) to the Buyer's knowledge or potential knowledge of breach of the representations and warranties related to Proprietary Rights in Section 4.12 and this provision shall not limit in any manner the Buyer's ability to make indemnity claims under this Agreement with respect to such breaches of the representations or warranties set forth in Section 4.12.
Article VII - COVENANTS OF THE PARTIES

1.Interim Operations of the Company.
From and after the Effective Date and until the Closing, (i) the Company shall conduct its business and operations in the ordinary course of business consistent with past practice and (ii) unless Buyer has previously consented in writing thereto (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not (and the Sellers shall not permit the Company to):
(a)incur any Indebtedness or assume, guarantee or endorse such obligations of any other Person, except for indebtedness incurred in the ordinary course of business consistent with past practice;
(b)except in the ordinary course of business consistent with past practice, (i) acquire, lease or dispose of, any material property or assets, (ii) mortgage or encumber any property or assets other than Permitted Liens, or (iii) expressly cancel any debts owed to or claims held by the Company;
(c)enter into any Contracts that would constitute a Material Contract, except Contracts made in the ordinary course of business consistent with past practice, or amend or terminate any Material Contract;
(d)enter into any Contracts with any Affiliates of the Company, except to the extent required by Legal Requirements;
(e)terminate any Key Employee; hire, promote or change the compensation of any employee, manager, or officer of the Company; and, except to the extent required by Legal Requirements, enter into, adopt or amend any Contract relating to the compensation or severance of any employee, manager, or officer of the Company other than in the ordinary course of business;
(f)make any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP;
(g)make any amendment to its Governing Documents;
(h)declare or pay any dividends or distributions or repurchase any limited liability company interests or other equity interests;
(i)issue or sell any limited liability company interests or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any limited liability company interests or other equity interests of the Company or split, combine or subdivide the limited liability company interests or other equity interests of the Company;
(j)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or acquire any other entity or any division thereof or material portion of the assets thereof;
(k)enter into any compromise or settlement of any Claim relating to the Company or its business or assets (i) in which a party seeks an order, injunction or other equitable relief or relief other than money damages which may adversely impact the operation of the Company after the Closing or (ii) that involves the payment of money damages in excess of $5,000;
(l)enter into any settlement or compromise of any Tax audit or enter into any Tax closing agreement, or make any Tax election (unless required by applicable Legal Requirements) or file any amended Tax Return; or
(m)agree in writing to take any of the actions described in sub-clauses (a) through (l) above.
2.Due Diligence; Reasonable Access.
From and after the Effective Date and until the Closing, the Sellers shall provide Buyer and its Representatives, during normal business hours, full access to the facilities, books, records, files, work papers, systems, employees and representatives of the Company, and cooperate with Buyer, in order for Buyer to analyze the financial and legal condition, properties, business and affairs of the Company, so long as such access and cooperation does not unreasonably interfere with the conduct of the Company's Business. Such access and cooperation shall include the right to conduct environmental reviews at any property or facility of the Company but shall not include the right to do any sampling or testing of soil, sediment, surface or ground water and/or building material without the prior written consent of the Sellers' Representative, which consent shall not be unreasonably withheld, delayed or conditioned. The Sellers shall provide to the Buyer and its Representatives such financial and operating data and other information with respect to the Company's Business and the assets and liabilities of the Company as the Buyer shall from time to time reasonably request. All information provided pursuant to this Section 7.2 shall be subject to the Mutual Nondisclosure Agreement dated as of September 30, 2011 by and between the Company and the Buyer (the “Confidentiality Agreement”).
3.Commercially Reasonable Efforts.
Each of the parties hereto shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transaction as promptly as reasonably practicable, including, in the case of the Sellers, satisfaction, unless waived by Buyer, of the closing conditions set forth in Section 3.1, and, in the case of Buyer, satisfaction, unless waived by the Sellers' Representative, of the closing conditions set forth in Section 3.2. Without limiting the generality of the preceding sentence, the parties shall cooperate in good faith and shall use their respective commercially reasonable efforts, to obtain any consent listed on Schedule 4.5.
4.Updates to the Disclosure Schedules.
From and after the Effective Date and until the Closing, the Company and the Sellers shall, promptly upon discovery thereof, disclose to the Buyer in writing (in the form of updated Schedules) any variances from the representations and warranties contained in Articles IV and V which, individually or in the aggregate, have resulted in or would reasonably be expected to result in any condition to the obligation of any party to effect the Transaction not being satisfied. Such disclosures shall amend and supplement the appropriate Schedules delivered on the date hereof; provided, however, such amendments and supplements to the Schedules shall not cure any breach of any representation or warranty and shall not diminish or otherwise adversely affect the rights of Buyer under Article VIII of this Agreement except to the extent that an amendment or supplement arises solely as a result of a Post-Signing Change. If the matter or matters giving rise to any supplement or amendment to the Schedule(s) arises out of any event, state of facts, circumstance, development, effect or occurrence occurring after the date of this Agreement and not from any failure of a representation or warranty to be true and correct as of the date of this Agreement (“Post-Signing Changes”), then (i) the Post-Signing Changes shall be taken into account for purposes of determining the accuracy or breach of any of the representations and warranties set forth in Articles IV and V of this Agreement, and (ii) the Buyer shall have, as its sole and exclusive remedy, the right to terminate this Agreement in accordance with Section 9.1(f).

5.Interim Financial Statements.
From and after the Effective Date and until the Closing, the Company shall deliver to the Buyer within twenty (20) days after the end of each month a copy of financial statements relating to the Company for such month prepared in a manner and containing information consistent with the Company's current practices.
6.Exclusivity.
From and after the Effective Date and until the Closing or termination of this Agreement in accordance with Article IX, the Company and the Sellers will not directly or indirectly, (i) solicit or initiate, or accept or agree to, any proposal, inquiry or offer from any Person other than the Buyer relating to any acquisition of any limited liability company interests or other equity interests of the Company, any material portion of the assets of the Company, any merger or consolidation with or involving the Company, or any other similar transaction or business combination involving the Company or the Business (an “Acquisition Proposal”); or (ii) participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to effect or seek, an Acquisition Proposal. Upon Sellers' execution of this Agreement, Sellers will cease immediately and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. The Company and the Sellers' Representative shall notify the Buyer of any Acquisition Proposal within two (2) business days of receipt or awareness of the same by any of the Sellers or the Company or any of their respective representatives or agents.
7.Restriction on Distributions.
From and after the Effective Date and until the Closing, the Company will not (and the Sellers will not permit the Company to) make any distributions of cash or property to the Sellers.
8.Certain Tax Matters.
The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:
(a)Sellers Tax Indemnification. The Sellers shall, severally and not jointly, based on their respective Pro Rata Percentage, indemnify the Buyer and the Company and hold them harmless from and against (without duplication), any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), or (ii) all Taxes of any Person imposed on the Company or on any of its assets as a transferor or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing Date or arise out of a contractual relationship entered into before the Closing Date; provided, however, that the Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (as reflected in the estimates delivered by the Sellers pursuant to Section 2.4(a)) and taken into account in determining the Adjusted Purchase Price. Sellers shall reimburse the Buyer for any Losses which are the responsibility of Sellers pursuant to this Section 7.8(a) within ten (10) business days after (x) payment of the related Taxes by the Buyer or the Company and (y) presentation by the Buyer to the Sellers' Representative of a written request for such reimbursement, which request includes evidence of such Tax payment; provided, that prior to the expiration of the Escrow Agreement, the Buyer may elect to treat such payments (or any portion thereof) as a Loss pursuant to Section 8.2(a)(i)(C) subject to indemnification pursuant to Article VIII to be paid pursuant to the terms of the Escrow Agreement.
(b)Closing of Taxable Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and the amount of any sales, use, employment or withholding Taxes of the Company shall be determined based on an interim closing of the books as of the Effective Time (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Sellers and the Buyer shall, to the extent permitted by applicable Legal Requirements and except as otherwise provided herein, elect with the relevant Governmental Authorities to close the Taxable period of the Company at 11:59 p.m. on the Closing Date. In furtherance, and not in limitation, of the immediately preceding sentence, the Parties acknowledge and agree that the purchase by the Buyer of the Purchased Interests will cause a “termination” (within the meaning of Section 708(b)(1)(B) of the Code) of the Company as a partnership for federal and applicable state income tax purposes resulting in the obligation of the Sellers to file a “final” partnership Tax Return for federal and applicable state income tax purposes for the Company for the short taxable year ending on the Closing Date.
(c)Buyer and Company Tax Indemnification. The Buyer and the Company shall indemnify each Seller and hold it harmless from and against any Losses attributable to all Taxes (or the non-payment thereof) of the Company for which such Seller is not required to indemnify the Buyer and the Company pursuant to Section 7.8(a). The Buyer and the Company shall (without duplication) reimburse each Seller for any Taxes that are the responsibility of the Buyer and the Company pursuant to this Section 7.8(c) within ten (10) business days after (x) payment of such Taxes by such Seller and (y) presentation by such Seller to the Company of a written request for such reimbursement, which request includes evidence of such Tax payment. The Buyer shall not cause or permit the Company to file any amended Tax Return relating to any Pre-Closing Tax Period that would have a material adverse effect on Sellers without the prior written consent of the Sellers' Representative, such consent not to be unreasonably withheld, conditioned or delayed.
(d)Responsibility for Filing Tax Returns. The Sellers' Representative, on behalf of the Sellers, shall prepare or cause to be prepared and file or cause to be filed the “final” income Tax Returns of the Company for the short taxable year ending on the Closing Date, which Tax Returns shall be prepared in a manner consistent with the allocation of the Aggregate Purchase Price established in accordance with Section 2.5. The Sellers' Representative may request that the Buyer prepare or assist with the preparation of any such Tax Returns, in which event the Sellers shall reimburse the Buyer for its costs and expenses incurred in connection with its preparation of or assistance with such Tax Returns. The Sellers' Representative shall permit the Buyer to review and comment on each such income Tax Return for a reasonable period prior to filing. The Buyer shall prepare or caused to be prepared and file or caused to be filed all other Tax Returns for the Company which are filed after the Closing Date. The Buyer shall permit the Sellers' Representative to review and comment on each such Tax Return relating to any period prior to the Closing Date prior to filing. The Buyer and the Sellers' Representative shall consult and cooperate as to any elections to be made on Tax Returns of the Company for periods ending on or before the Effective Time.
(e)Cooperation on Tax Matters.
(i)The Buyer, the Sellers, and the Company shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 7.8 and any Tax Contest. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and each Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or such Seller, as the case may be, shall allow the other Party to take possession of such books and records.
(ii)The Buyer and each Seller further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).
(f)Audits.
(i)General Rule. Except as otherwise provided in this Section 7.8(f), the Party responsible for the Taxes under Section 7.8(a) or Section 7.8(c) (taking into account the effect of Section 7.8(b)) that is the subject of a Tax Contest shall control and bear the cost of the conduct of such Tax Contest, including determining actions taken to pay, dispute, compromise or settle such Taxes; provided, however, the Sellers may not compromise or settle any such Tax Contest in a manner that would reasonably be expected to adversely affect the Buyer or the Company with respect to any Taxable period ending after the Closing Date without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) and likewise, the Buyer may not compromise or settle any such Tax Contest in a manner that would reasonably be expected to adversely affect the Sellers or the Company with respect to any Taxable period ending on or prior to the Closing Date without the prior written consent of the Seller's Representative (which consent shall not be unreasonably withheld, conditioned or delayed). In the event a Tax Contest involves multiple Taxable periods, with respect to one or more of which the Buyer is responsible for the Taxes and one or more of which the Sellers are responsible for the Taxes, then, except as otherwise provided in this Section 7.8(f), the control and the cost of the conduct of the Tax Contest shall be shared accordingly and each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in the conduct of such Tax Contest.
(ii)Straddle Periods. In the case of any Straddle Period, the Buyer shall control the conduct of such Tax Contest, and the Sellers shall have the right to participate in such Tax Contest to the extent the proceedings relate to any matter which may give rise to an indemnification payment by the Sellers under this Section 7.8, or to the extent the proceedings may materially adversely affect the Sellers' liability for Taxes relating to the Company. The Party receiving the notice of such Tax Contest will provide the other Party with notice in writing of such Tax Contest involving the Company within thirty (30) days (unless action is required sooner, then as soon as possible) of actual receipt of such notice from the Governmental Authority. If the Sellers are the non-notifying Party and do not respond within thirty (30) days (unless action is required sooner, then as soon as possible) of any such notice, the Sellers shall be deemed to have elected not to participate in such Tax Contest. The Buyer shall not settle any such Tax Contest in a manner that would be reasonably expected to materially adversely affect the Sellers, or any of them, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed). Any consent required to be given by the Sellers may be given by the Sellers' Representative and if given, shall be binding on all the Sellers. In any Tax Contest involving a Straddle Period where Sellers elect to participate, each Party shall bear its own costs for participating in such Tax Contest, and both Parties shall cooperate in good faith before any final resolution is reached. Notwithstanding anything else set forth herein to the contrary, Sellers, acting through Sellers' Representative, at the Sellers' expense (including, without limitation, reimbursement by Sellers of the Buyer's and the Company's out-of-pocket expenses incurred in connection with such contest), shall have the right to require the Buyer to contest any asserted

Straddle Period Tax deficiencies for which Sellers would have liability under this Section 7.8, provided such contest, or the resolution of such contest in favor of Sellers, would not materially adversely affect the Buyer or the Company with respect to any Tax obligation or any item of income or deduction for which Sellers do not have liability under this Section 7.8.
(g)Tax Benefits. Any Tax Benefit of the Company for a Pre-Closing Tax Period, whether received in a post-Closing Tax period or a Pre-Closing Tax Period, shall be for the account of the Sellers. Any Tax Benefit which is for the account of the Sellers pursuant to the preceding sentence shall be paid by the Company to the Sellers' Representative on behalf of the Sellers within ten (10) business days following the date when such Tax Benefit is actually received by the Company. For this purpose, a Tax Benefit attributable to a deduction or payment is actually received by the Company only when and to the extent such deduction or payment results in an actual reduction of Tax liability of the Company as of any date on which the Company is actually required to make a Tax payment (as compared to what such Tax liability would have been absent such deduction or payment) for a Pre-Closing Tax Period or receives an actual refund of Taxes for a Pre-Closing Tax Period. Except as set forth in this Section 7.8(g), any Tax Benefit relating to the Company shall be for the account of the Buyer.
(h)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and related recording and other similar fees (collectively, “Transfer Taxes”) incurred in connection with this Agreement and the Transaction shall be borne by the Sellers, and the Buyer and the Sellers' Representative shall cooperate in preparing and filing all Tax Returns and other documentation with respect to such Transfer Taxes on a timely basis as may be required to comply with the applicable Legal Requirements.
9.Management Incentive Compensation Plan.
Following the Closing, the Buyer will cause the Company to adopt and approve a management incentive compensation plan for the existing and potential future members of the Company's management team, the terms of which incentive compensation plan will be determined in the sole reasonable discretion of the Buyer, after taking into consideration input from the senior management of the Company.
10.Additional Capital.
To the extent necessary for the operation of the Company's Business following the Closing, the Buyer intends to provide the Company with additional capital in the aggregate amount of $2,500,000, subject to receipt by the Buyer of business plan(s) that demonstrate to the Buyer in its reasonable discretion the necessity of additional funds and the purposes and uses of such funds.
11.Post-Closing Notifications.
The Buyer and each Seller will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment or other law of any governmental entity having jurisdiction over the Buyer or such Seller.
12.Restrictive Covenants.

(a)Each Seller acknowledges that he has or may have access to Confidential Information and that such Confidential Information does and will constitute valuable, special and unique property of the Buyer and the Company from and after the Closing Date. As such, each Seller agrees that he will not, and will cause his Affiliates not to, directly or indirectly, for a period of five (5) years after the Closing Date, anywhere in the Restricted Territory, (A) own any interest in, manage, operate or control (or participate in the ownership, management, operation or control of) any Person (including on Seller's own behalf and/or as an employee, independent contractor, or consultant, other than as an employee of, independent contractor for, or consultant to, the Buyer or the Company)

engaged in the Company's Business (a “Competing Business”); or (B) solicit or induce, or attempt to solicit or induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, lessor, licensor, licensee or other Person transacting business with the Company and with whom Seller had material contact during the two years preceding the Closing to switch to a Competing Business or to reduce or cease doing business with the Company , or in any way to interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, lessor, licensor, licensee or business relation, on the one hand, and the Company, on the other hand. Each Seller agrees that he will not and will cause his Affiliates not to, directly or indirectly, for a period of five (5) years after the Closing Date, anywhere within the Restricted Territory, (i) induce, attempt to induce, cause or solicit any officer, manager or employee of the Company to leave the employ of the Company or actually hire any such officer, manager or employee of the Company, or in any way materially interfere with the relationship between the Company, on the one hand, and any such officer, manager or employee, on the other hand, or (ii) disclose, reveal, divulge or communicate to any Person other than authorized officers, managers and employees of the Buyer or the Company, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Buyer or the Company, or fail to take reasonable steps to maintain the confidentiality of, any Confidential Information. Each Seller may disclose Confidential Information to the extent disclosure thereof is specifically required by a Legal Requirement; provided, however, that in such event, the disclosing party shall, to the extent reasonably possible and permitted under Legal Requirements, provide the Buyer with prompt notice of such requirement prior to making any disclosure so that the Buyer may seek an appropriate protective order and shall take reasonable steps to only disclose such Confidential Information as is required to comply with such Legal Requirement. Buyer hereby acknowledges and agrees that (i) the business operated by Mission Communications, LLC as currently conducted does not constitute a Competing Business and (ii) it shall not be a breach of this Section 7.12 for Glen Robinson, Jr. and his successors and assigns to own membership interests in Mission Communications, LLC so long as it conducts the same business as currently conducted or does not otherwise engage in any business involving monitoring products or services for power generation, landfill gas or pipeline integrity.
(b)The restrictions set forth in Section 7.12(a) shall not restrict any Seller from owning shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Stock Market which represent not more than two percent (2%) of such corporation's fully-diluted shares.
(c)For purposes of this Section 7.12, “Confidential Information” shall mean any and all information regarding the business, assets or affairs of the Company, the Buyer or the Parent, including methods of operation, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, customers, suppliers, competitors, markets or other specialized information or proprietary matters, and all materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, in any form, whether or not developed or prepared by the Company. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public on or after the date of this Agreement other than as a result of a disclosure by a Seller not otherwise permissible hereunder, (iii) a Seller learns from other sources after the date of this Agreement which are not under any confidentiality obligation to the Buyer or the Company with respect to such information, or (iv) independently developed by a Seller without the use of any information owned by the Buyer or the Company.
(d)The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing covenants in this Section 7.12 may be inadequate and that the Buyer or the Company, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.12 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Article VIII - SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

1.Survival.
The representations and warranties of the Company, the Sellers and the Buyer in this Agreement shall survive the Closing for eighteen (18) months following the Closing Date, except for (i) the representations and warranties contained in Section 4.10 (Taxes) which shall survive for thirty (30) days past the applicable statute of limitations (as it may be extended), and (ii) the representations and warranties contained in Sections 4.1 (Organization and Corporate Power), 4.2 (Authorization of Transactions), 4.3 (Capitalization), 4.4 (Subsidiaries; Investments), 4.9(c) (Title to Property), 4.13 (Brokerage), 5.1 (Authorization), 5.3 (Title to Purchased Interests), 5.5 (Brokerage), 6.1 (Organization and Power), 6.2 (Authorization) and 6.6 (Brokerage), each of which shall survive without limitation. The representations set forth in clauses (i) and (ii) above shall be referred to herein collectively as the “Designated Representations”. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if a written notice relating to the inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; in any such case such representation or warranty shall survive, only for the purposes of claims for indemnity related to such inaccuracy or breach and not for the purposes of claims for indemnity related to any other inaccuracy or breach, until any claim for indemnity related to such inaccuracy or breach is resolved. All covenants of the Company, the Sellers and the Buyer in this Agreement shall survive in accordance with their terms.
2.Indemnification.

(a)Sellers' Indemnity Obligation.
(i)Subject to the terms, conditions and limitations contained herein, each Seller, severally and not jointly, agrees to indemnify the Buyer and its Affiliates and their respective stockholders, Subsidiaries, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) and to hold them harmless from and against any loss, deficiency, damage or expense (including, without limitation, reasonable legal expenses and costs actually incurred, interest and penalties) (any “Loss”), which any Buyer Indemnitee may suffer, sustain or become subject to:
(A)as a result of or relating to the breach by such Seller or the Company of any representation or warranty made by such Seller or the Company in this Agreement;
(B)as a result of or relating to the breach by such Seller or the Company of any covenant or other agreement made by such Seller or the Company in this Agreement;
(C)as a result of or attributable to Taxes payable by the Sellers pursuant to Section 7.8;
(D)as a result of or attributable to the matters listed on Schedule 4.7 or

(E)during the eighteen (18) month period following the Closing as a result of or attributable to any Claims made prior to or after the Closing against any of the Proprietary Rights of the Company existing as of the Closing.
(ii)With respect to each indemnification payment required to be made by the Sellers pursuant to this Section 8.2 (and subject to the limitations and conditions set forth in Sections 8.2(d) and (e)):
(A)Each Seller shall be liable for (I) the entire indemnification payment, to the extent attributable solely to such Seller's own breach, or (II) such Seller's Pro Rata Percentage of the amount of such indemnification payment, to the extent not attributable to any particular Seller's breach (in each case, the “Indemnity Amount”).
(B)During the period the Escrow Amount is held in escrow pursuant to the terms of the Escrow Agreement, the Buyer shall seek payment first out of the Escrow Amount pursuant to the Escrow Agreement and, if the amount held in escrow on behalf of any particular Seller has been reduced to zero, the Buyer shall be entitled to seek payment directly from such Seller.
(b)Buyer's Indemnity Obligation. The Buyer agrees to indemnify the Sellers and their respective Affiliates, stockholders, Subsidiaries, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Seller Indemnitees”) and to hold them harmless from and against any Loss which any Seller Indemnitee may suffer, sustain or become subject to: (i) as a result of or relating to the breach by the Buyer of any representation or warranty made by the Buyer in this Agreement, (ii) as a result of or relating to the breach by the Buyer of any covenant or other agreement made by the Buyer in this Agreement, or (iii) as a result of or attributable to Taxes payable by the Buyer or the Company pursuant to Section 7.8.
(c)Procedure.
(i)If any Seller Indemnitee or any Buyer Indemnitee seeks indemnification under this Section 8.2, such party (the “Indemnified Party”) shall give written notice to the party or parties from whom or which such Indemnified Party is seeking indemnification under this Agreement (the “Indemnifying Party”) of the facts and circumstances giving rise to the Claim, which in the case of a Buyer Indemnitee shall mean notice to the Sellers' Representative. The notice shall specify in reasonable detail the Claim and the basis therefor, including the specific dollar amount of the Claim and a reasonably detailed explanation of the calculation thereof, and copies of written evidence thereof. In that regard, if any Proceeding shall be brought or asserted in writing by any third party (“Third Party Proceeding”) which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall notify the Indemnifying Party of the same in writing within twenty (20) days thereof, specifying in reasonable detail (if known) the basis of such Claim and the facts pertaining thereto, and the Indemnifying Party, if it so elects by written notice to the Indemnified Party prior to the expiration of the Dispute Period, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that, with respect to a Third Party Proceeding, the Indemnifying Party may only elect to assume and control the defense thereof so long as (A) along with its notice of assumption and control of the defense of such claim, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations in this Article VIII, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third Party Proceeding, (B) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (C) the Third Party Proceeding involves only money damages and does not seek an injunction or other equitable relief, (D) the Indemnifying Party conducts the defense of the Third Party Proceeding actively and diligently and (E) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third Party Proceeding and permits the Indemnified Party to participate in the defense of the Third Party Proceeding. Notwithstanding the foregoing, the failure of an Indemnified Party to give any notice contemplated by this clause (i) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the Indemnifying Party's ability to remedy, contest, defend or settle with respect to such Third Party Proceeding is actually prejudiced thereby, and in which event the Indemnified Party shall not be entitled to indemnification for any Loss to the extent such Loss arises solely as a result of such failure.
(ii)If the Indemnifying Party elects to assume and control the defense, prior to the expiration of the Dispute Period as provided in clause (i) above, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, except to the extent (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the fees and expenses relate to the period prior to the Indemnifying Party's assumption of defense, or (C) the Indemnifying Party has failed to assume the defense and employ counsel or any condition to the Indemnifying Party's control of the Third Party Proceeding in Section 8.2(c)(i)(A) - (E) becomes unsatisfied. If the Indemnifying Party does not elect to assume and control the defense of a Third Party Proceeding prior to the expiration of the Dispute Period or if any condition to the Indemnifying Party's control of a Third Party Proceeding set forth in Section 8.2(c)(i)(A) - (E) becomes unsatisfied, (1) the Indemnified Party may defend against the Third Party Proceeding in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith except as provided below) and (2) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third Party Proceeding, including reasonable attorneys' fees and expenses actually incurred. Notwithstanding anything to the contrary in the foregoing, in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any necessary local counsel) for all Indemnified Parties in connection with any one Proceeding or separate but similar or related Proceedings in the same jurisdiction arising out of the same general allegations or circumstances. The Indemnifying Party shall not be liable for any settlement of any Proceeding (regardless of who is defending such Proceeding), which settlement is effected without the written consent of the Indemnifying Party.
(iii)If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Claim described in the notice contemplated by clause (i) or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the Claim described in such notice, the Loss in the amount specified in the notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.2(a) or 8.2(b) (as applicable) and the Indemnifying Party shall pay the amount of such Loss (subject to the limitations and procedures regarding escrow herein) to the Indemnified Party on demand.
(d)Calculation of Loss.
(i)In calculating the amount of any Loss hereunder, the amount of such Loss shall be (A) net of any Tax Benefit actually realized by the Indemnified Party (including, where the Buyer is the Indemnified Party, the Company) by reason of the facts and circumstances giving rise to the indemnification and (B) increased by the amount of any Tax required to actually be paid by the Indemnified Party on the accrual or receipt of the payment for such Loss (including any amount payable pursuant to this clause (B)). For purposes of the preceding sentence, the amount of any state income Tax Benefit or cost shall take into account the federal income Tax effect of such benefit or cost.
(ii)In calculating the amount of any Loss hereunder, the amount of such Loss shall be reduced by any amounts when, as and if actually received by the Company under insurance policies (“Insurance Proceeds”), less the sum of (i) any costs incurred in the collection thereof, and (ii) any amounts actually paid by the Company as a result of such Loss as premiums retroactively assessed under any applicable provisions of insurance policies that cover such Loss (in whole or in part) (collectively, the “Insurance Costs”). For the avoidance of doubt, the parties agree that (x) the Indemnified Party shall be entitled to payment in full for any Losses by the Indemnifying Party, and (y) the Indemnifying Party shall be entitled to receipt of the Insurance Proceeds less the Insurance Costs (the “Net Insurance Proceeds”) only after the Indemnified Party has actually received all the Insurance Proceeds and been advised by its insurance companies of all applicable Insurance Costs.
(iii)Each of the representations and warranties that contains any “Material Adverse Change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining the amount of Losses under this Article VIII, but not the accuracy of any representation or warranty.
(iv)The Parties will, to the extent permitted by law, treat any payment or receipt of Losses or indemnification under this Article VIII as an adjustment to the Purchase Price on all Tax Returns.
(v)Any specific matter for which an Indemnified Party would otherwise be entitled to indemnification under the terms of this Article VIII shall not be an indemnifiable Loss to the extent such matter is (i) reflected in the calculation of the Purchase Price as finally determined in accordance with Section 2.4(c) of this Agreement or (ii) paid or otherwise satisfied in accordance with Section 7.8.
(e)Limitations. The following provisions shall apply notwithstanding any other provision contained in this Article VIII:
(i)Except in respect of any Loss arising out of or in connection with fraud or intentional misconduct or a breach of a Designated Representation, the Sellers' aggregate liability for indemnification pursuant to Section 8.2(a)(i)(A) and Section 8.2(a)(i)(E) shall not exceed the Escrow Amount.
(ii)The Sellers' aggregate liability for indemnification hereunder (including, without limitation, for fraud, intentional misconduct or breaches of the Designated Representations) shall not exceed the Purchase Price, and each Seller's individual liability for indemnification hereunder (including, without limitation, for breaches of the Designated Representations) shall not exceed the portion of the Purchase Price actually received by such Seller.
(iii)Except in respect of any Loss arising out of or in connection with fraud or intentional misconduct or a breach of a Designated Representation, in no event shall the Sellers be liable to an Indemnified Party pursuant to Section 8.2(a)(i)(A) unless and until the aggregate amount of all such Losses exceeds $100,000, after which point the Sellers shall be liable for all Losses including the Losses applied to satisfy the foregoing threshold.
(iv)In no event shall any Party be liable under this Section 8.2 for any consequential, punitive, special or incidental damages, except to the extent such damages are paid to third party claimants (for example, damages resulting from the payment of punitive damages awarded to a third-party plaintiff).
(v)When used herein, the term “fraud” shall be deemed to require an element of scienter (i.e., intent to deceive, manipulate or defraud).
(f)Exclusive Remedies. Except for injunctive action or other equitable remedies (including pursuant to Section 7.12), as otherwise provided in Section 2.4 or with respect to fraud Claims,

the remedies provided in this Article VIII shall be the exclusive remedies of the Parties after the Closing in respect of any matter arising under this Agreement. Further, Buyer shall not, and shall not cause the Company after the Closing, to bring any Claims against any Seller that are on account of any matter arising prior to the Closing Date other than (i) Claims for indemnification claims pursuant to this Article VIII, (ii) Claims for injunctive action or other equitable remedies pursuant to this Agreement or (iii) fraud Claims.
3.Release.

(a)If, and only if the Closing occurs as contemplated hereunder, and subject to subsection 8.3(b) below, each Seller, on behalf of itself and his Affiliates, Representatives, successors, heirs, assigns and all other Persons claiming by, through, for or under the Seller or on behalf of the Seller (such other persons collectively, the “Seller Related Parties”) hereby irrevocably and unconditionally releases, settles, cancels, discharges and acknowledges to be fully and finally satisfied any and all Claims that the Seller or any of the Seller Related Parties may have had or may now have or assert against the Company or any of its present and former managers, members, officers, Representatives, Affiliates, predecessors, successors and assigns (collectively, the “Released Parties”), that are on account of any matter whatsoever arising prior to the Effective Time or attributable to such period (whether such Claims are known or unknown, knowable or unknowable, suspected or unsuspected) (all Claims released in this Section 8.3(a) are referred to as the “Released Seller Party Claims”). TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH SELLER WAIVES THE BENEFIT OF ANY PROVISION OF APPLICABLE LAW TO THE EFFECT THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASING PARTY DID NOT KNOW OR SUSPECT TO EXIST IN THE RELEASING PARTY'S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE RELEASING PARTY MAY HAVE AFFECTED ITS SETTLEMENT WITH THE RELEASED PARTY.
(b)Notwithstanding the foregoing, nothing contained in Section 8.3(a) will be deemed to waive, release, alter or otherwise impair any rights or claims (i) of any Person arising under this Agreement or any other Ancillary Agreement, (ii) of Jarrett for payment of amounts owed as current or future compensation to Jarrett (including any bonus or similar compensation that has been disclosed on Schedule 4.15 on the Effective Date and earned but unpaid as of the Closing Date) and for reimbursement for business expenses incurred by Jarrett in the ordinary course of Jarrett's employment, (iii) for any obligation of the Company to any Person under the Company's Governing Documents (in existence as of the date hereof) for indemnification relating to such Person's service as a director or officer of the Company; provided, however, that in no event shall such Person be entitled to indemnification for any liability for which such Person is required to indemnify the Buyer Indemnitees pursuant to this Article VIII, (iv) of any Seller against another Seller for contribution regarding individual breaches of representations and warranties and escrow distributions between the Sellers; (v) of any Seller against another Seller for breaches of representations and warranties where non-breaching Sellers are charged with breaches of representations and warranties which in fact are ultimately determined to be breaches by an individual Seller under this Agreement; or (vi) of any Seller against another Seller (in his capacity as a Seller and not in his capacity as an officer or director of the Company) for common law fraud and/or intentional misconduct related to the Transaction contemplated hereby which results in any Claim for Loss by a Buyer Indemnitee hereunder.
(c)Each Seller agrees that neither such Seller nor any of his Seller Related Parties, nor anyone claiming by, through, for or under them or on their behalf will bring, file, institute, prosecute, maintain, participate in, or recover upon, either directly or indirectly, or encourage or benefit from the institution of, any Proceeding against any Released Party, in or before any court, Governmental Authority, arbitrator or mediator for or relating to any of the Released Seller Party Claims. Each Seller represents that neither it nor any of his Affiliates, heirs or family members has filed or caused to be filed any claim, complaint, charge, or action of any kind against any Released Party, which is now pending with any court, Governmental Authority, arbitrator or mediator. Each Seller agrees to indemnify and hold harmless each Released Party from and against any Losses in the event it becomes necessary for any Released Party to defend any Released Seller Party Claim asserted by such Seller or any of its Seller Related Parties.
Article IX - TERMINATION

1.Termination.
Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of the Buyer and the Sellers' Representative;
(b)by the Buyer or the Sellers' Representative, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to February 29, 2012 or such later date, if any, as the Buyer and the Sellers' Representative agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time or such party is not in compliance with its obligations under Section 7.3;
(c)by the Sellers' Representative, if the Buyer (i) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing conditions set forth in Section 3.2 would not be satisfied or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing conditions set forth in Section 3.2 would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within 20 days after receipt of written notice thereof or is incapable of being cured by the Buyer by the Termination Date; or
(d)by the Buyer, if any of the Company, the Sellers or the Sellers' Representative (i) have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing conditions set forth in Section 3.1 would not be satisfied or (ii) there exists a breach of any representation or warranty of the Sellers or the Company contained in this Agreement such that the closing conditions set forth in Section 3.1 would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within 20 days after receipt of written notice thereof or is incapable of being cured by the Company, the Sellers or the Sellers' Representative, as applicable, by the Termination Date.
(e)by the Buyer on or before the Termination Date, upon written notice to the Company and the Sellers' Representative that the closing condition set forth in Section 3.1(o) is not capable of being satisfied as a result of the Buyer's determination in its sole discretion that the result of the Buyer's due diligence examination of the Company was not satisfactory to the Buyer.
(f)by the Buyer, in the event the Company or the Sellers supplement or amend the Schedules in accordance with Section 7.4 in respect of any matter or matters arising out of Post-Signing Changes.
2.Effect of Termination.
In the event of termination of this Agreement pursuant to Section 9.1 by either the Buyer or the Sellers' Representative, this Agreement will become void and have no effect, without any liability or obligation on the part of the Buyer or the Sellers, other than the provisions of Section 9.2, Article X and Article XI which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from any liability for any breach by such party of its covenants or agreements set forth in this Agreement.

Article X -	ADDITIONAL AGREEMENTS

1.Press Releases and Announcements.
No press releases or other public announcements related to this Agreement and the Transaction shall be issued without the mutual approval of the Buyer and the Sellers' Representative (which approval shall not be unreasonably withheld or delayed), except for any public disclosure by the Buyer which the Buyer in good faith believes is required by applicable Legal Requirements and following consultation with the Sellers' Representative to the extent practicable.
2.Further Assurances.
The parties hereto each agree to execute such other documents or agreements as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the Transaction. In addition, the Buyer agrees to cooperate reasonably with the Sellers' Representative to the extent the Sellers' Representative requests access to documents, employees or data in the event that the Sellers become the subject of an audit or investigation by a Governmental Authority.
3.Expenses.
Except as otherwise provided herein, the Buyer on the one hand, and the Company and the Sellers on the other, will pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transaction.
4.Sellers' Representative.
Each Seller hereby irrevocably constitutes and appoints Harold M. Jarrett (the “Sellers' Representative”) as such Sellers' agent and attorney-in-fact, with full power and authority to act, in his, her or its name and on his, her or its behalf with respect to all matters set forth in this Section 10.4 arising from or in any way relating to this Agreement, the Escrow Agreement and any other agreement entered into in connection with this Agreement (including the Ancillary Agreements in accordance with the terms thereof) or the Transaction, including to do all things and to perform all acts required or deemed advisable, in its sole discretion, in connection with the Transaction as fully as such Seller could if then personally present and acting alone, and Harold M. Jarrett hereby accepts such appointment. Without limitation, (i) any communication or other delivery validly delivered to the Sellers' Representative shall be deemed to have been validly delivered to each Seller and the Sellers' Representative shall promptly deliver such notices to each Seller, and (ii) any consent given or waiver of any provision of this Agreement, the Escrow Agreement or any other agreement entered into in connection with this Agreement, by the Sellers' Representative shall be binding upon each and every Seller and the Sellers' Representative shall discuss with each Seller any such matter prior to granting any such waiver of consent and the unanimous approval of all Sellers shall be required for any matter which would have an impact on the Sellers individually or collectively in an amount greater than $25,000. Additionally, the Sellers' Representative does not have the authority to agree or consent to any matter where an individual Seller is liable (as opposed to all of the Sellers) without the approval of such liable Seller. The Buyer shall be entitled to rely (without investigation) on any action taken by the Sellers' Representative as being taken by the Sellers' Representative for it and on behalf of each of the other Sellers, and fully authorized by each Seller. Each Seller hereby agrees that for any legal action arising under this Agreement, the Escrow Agreement or any other agreement entered into in connection with this Agreement, such Seller may be served legal process to the address set forth on Schedule 11.3 for the Sellers' Representative and that service in such manner shall be adequate, and such Seller shall not assert any defense or claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Sellers' Representative may be changed with the written consent of Sellers with aggregate Pro Rata Percentages in excess of 50%, and upon any such change, Sellers shall notify the Buyer of such change. This appointment of agency and this power of attorney is coupled with an interest and shall not be terminated by any act of any Seller or by operation of law, whether by death or incapacity of any Seller or by the occurrence of any other event. Any out-of-pocket costs and expenses reasonably incurred by the Sellers' Representative in connection with actions taken by the Sellers' Representative pursuant to the terms of this Agreement will be paid by the Sellers to the Sellers' Representative upon demand in accordance with the Sellers Pro Rata Percentages or, in the Sellers' Representative's discretion, by releasing any such amounts to the Sellers' Representative from the Escrow Amount prior to the final release of the Escrow Amount (to the extent there are funds remaining), such amounts to be deducted from amounts otherwise distributable to the Seller Parties from the Escrow Amount. The Sellers severally (based on their respective Pro Rata Percentage), agree to indemnify the Sellers' Representative, his successors, assigns, agents, attorneys and affiliates and to hold them harmless against any and all losses, liabilities or expenses incurred without bad faith, gross negligence or intentional misconduct on the part of the Sellers' Representative and arising out of or in connection with his duties as Sellers' Representative, including the reasonable costs and expenses incurred by the Sellers' Representative in defending against any Claim or liability in connection herewith or the Escrow Agreement or any other Ancillary Agreement.
Article XI - MISCELLANEOUS

1.Amendment.
This Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Company, the Buyer and the Sellers.
2.Waiver.
Any term or provision of this Agreement may be waived in writing at any time by the Buyer, the Company and the Sellers' Representative; provided, however, that any waiver which adversely and disproportionately affects a particular Seller relative to the holders of a majority of the Purchased Interests, shall also require the written approval of such Seller. Any waiver effected pursuant to this Section 11.2 shall be binding. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement.
3.Notices.
All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given when personally delivered, one business day after being sent by reputable overnight courier service (charges prepaid), or when telecopied (so long as such telecopied message is that same day sent by reputable overnight courier (charges prepaid)) to the intended recipient as set forth on Schedule 11.3, or to such other address or to the attention of such other person as a recipient Party has specified by prior written notice to the other Parties hereto.
4.Binding Agreement; Assignment.
This Agreement and all the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, beneficiaries, representatives and permitted assigns; provided, however, that, except as permitted in the following sentence, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties. Upon notice to the Company and the Sellers' Representative, Buyer (i) may assign any or all of its rights and obligations under this Agreement to any Affiliate of the Buyer, (ii) may make a collateral assignment of its rights hereunder to any lender to Buyer or any of its Affiliates or (iii) may assign any or all of its rights and obligations under this Agreement to any purchaser of all or any portion of the Buyer or the Parent's business. Any assignee of any rights and obligations hereunder from Buyer must expressly assume such rights and obligations hereunder and Buyer shall remain liable for post-transfer breaches thereof.
5.Severability.
Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
6.No Strict Construction.
The language used in this Agreement will be deemed to be the language jointly chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.
7.Captions.
The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.
8.Entire Agreement.
The terms of this Agreement (including the Exhibits and Schedules hereto) and other documents and instruments referenced herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement. The Parties acknowledge and agree that the Term Sheet, dated as of November 16, 2011, by and among the Buyer and the Sellers is hereby terminated and shall have no further force and effect.
9.Counterparts.
This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.
10.Governing Law; Venue.
All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice of law or conflict of law provision (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. Except as otherwise expressly provided in this Agreement, any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction shall be brought exclusively in the Fulton County Superior Court Business Case Division, or if such Division is no longer available or such agreement by the parties regarding venue for its disputes shall be deemed unenforceable, in any court of competent jurisdiction located in Metropolitan Atlanta, Georgia and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.3 will be deemed effective service of process on such Party.
11.Parties in Interest.
Other than Persons entitled to receive indemnification under Article VIII, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.
12.Exhibits and Schedules.
The Exhibits and Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
13.Certain Interpretive Matters and Definitions.

(a)Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) ”or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) words of any gender include each other gender; (vi) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (vii) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, and (viii) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b)No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
14.Time is of the Essence.
Time is of the essence of each and every provision of this Agreement. If the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any public or legal holiday, whether federal or of a state in which the party having such privilege or duty resides or has its principal place of business, then the party having such privilege or duty shall have until 5:00 p.m. local time on the next succeeding regular business day to exercise such privilege or to discharge such duty.
15.Parent Guaranty.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in order to induce Sellers and the Company to execute and deliver this Agreement, Parent hereby covenants and agrees with the Sellers and the Company to guarantee, and to be jointly and severally liable with the Buyer (and any assignees of Buyer) for the payment of, all amounts due and payable by Buyer (and any assignees of Buyer) pursuant to Article VIII of the Agreement, subject only to the rights and defenses of the Buyer under this Agreement, as the same may be modified in accordance with this Agreement. In addition, Parent hereby covenants and agrees with the Sellers and the Company to be legally bound by the terms of Sections 11.1 through 11.15 to the same extent as Buyer is legally bound by the terms of such Sections.
[Signature Pages Follow]
Signature Page to the Membership Purchase Agreement
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
THE COMPANY:
OMNIMETRIX, LLC
By:
Name:
Title:

THE SELLERS:

Harold M. Jarrett

Allan Kent Heuser

Glen P. Robinson, Jr.

THE BUYER:
XYZ HOLDINGS, INC.
By:
Name:
Title:

For the limited purpose set forth in Section 11.15:
ACORN ENERGY, INC.
By:
Name:
Title:

Exhibit A
Purchased Interests; Pro Rata Percentage

Seller	Purchased Interests Being Purchased	Pro Rata Percentage
Harold M. Jarrett	33%	33%
Allan Kent Heuser	37%	37%
Glen P. Robinson, Jr.	30%	30%
Total	100%	100%

Exhibit B
Escrow Agreement
[attached]
Exhibit C
Existing Debt Payoff Amount
(i)    Mission Communications Debt                $ 260,112.91
(ii)    Glen Robinson Secured Debt                    $2,344,575.00
(iii)    Kent Heuser Debt                        $ 45,466.00
(iv)    Harold Jarrett Debt (Deferred Salary and Royalties)        $ 118,590.00